                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-37862

                             FIRST SECURITY CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 31, 2000

To the Stockholders of First Security Corporation:

    A special meeting of stockholders of First Security Corporation ("First Security") will be held on Monday, July 31, 2000, at 11:00 a.m., Salt Lake City, Utah time, at the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101. The purposes of the meeting are to:

1. Vote on a proposal to approve the Agreement and Plan of Reorganization, entered into as of the 9th day of April 2000, by and between First Security and Wells Fargo & Company ("Wells Fargo"); and a related Agreement and Plan of Merger, dated as of June 23, 2000, by and between First Security and Wells Fargo FSCO Merger Co., a wholly-owned subsidiary of Wells Fargo, included as Exhibit A to the Agreement and Plan of Reorganization (collectively, the "Merger Agreement"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into First Security (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the proxy statement-prospectus that follows this notice. As a result of the Merger, each outstanding share of First Security common stock will be converted into the right to receive 0.355 of a share of Wells Fargo common stock.

2.  Act on any other matters that may properly come before the meeting.

    Only First Security stockholders of record at the close of business on June 19, 2000 may vote at the special meeting. A list of stockholders of record who may vote at the meeting will be available during business hours for any First Security stockholder to examine and copy for any purpose relevant to the meeting. The list will be available from July 21, 2000, through the adjournment of the meeting at the offices of First Security, 79 South Main, Salt Lake City, Utah 84111, and at the meeting.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Spencer F. Eccles
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

June 26, 2000

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER. YOU MAY STILL VOTE IN PERSON AT THE MEETING EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                      LOGO

    The board of directors of First Security Corporation has approved the sale of First Security to Wells Fargo & Company. The sale will be accomplished through the merger of a wholly-owned subsidiary of Wells Fargo with First Security. The sale requires the approval of First Security's stockholders and will be voted on at a special meeting. The time and place of the meeting are set forth in the notice of special meeting that precedes this proxy statement-prospectus.

    If the sale to Wells Fargo is completed, each share of First Security common stock will be converted into the right to receive 0.355 of a share of Wells Fargo common stock. On June 19, 2000, Wells Fargo common stock closed at $40.25 a share, making 0.355 of a share of Wells Fargo common stock equal on that date to approximately $14.29. The price of Wells Fargo common stock will fluctuate, and it is impossible to predict the price at which Wells Fargo common stock will trade in the future.

    If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

    The merger is expected to be generally tax free to stockholders of First Security, except for cash received instead of fractional shares.

    This document provides detailed information about the proposed sale. Please read this entire document carefully. You can find additional information about Wells Fargo and First Security from documents filed with the Securities and Exchange Commission.

    Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the sale. If you fail to return your proxy card, or if you fail to instruct your broker how to vote shares held for you in the broker's name, the effect will be the same as a vote against the sale.

    The common stock of Wells Fargo is listed on the New York and Chicago Stock Exchanges under the symbol "WFC," and the common stock of First Security trades on Nasdaq under the symbol "FSCO."

    Approval of the sale of First Security to Wells Fargo & Company requires the affirmative vote of a majority of the outstanding shares of First Security common stock and First Security preferred stock, voting as one class. No vote of Wells Fargo's stockholders is required to approve the transaction.

    [LOGO]

    Spencer F. Eccles
    CHAIRMAN OF THE BOARD
    AND CHIEF EXECUTIVE OFFICER

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE WELLS FARGO COMMON STOCK TO BE ISSUED OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SHARES OF WELLS FARGO COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF WELLS FARGO, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                            ------------------------

                PROXY STATEMENT-PROSPECTUS DATED JUNE 26, 2000.
     FIRST MAILED TO FIRST SECURITY STOCKHOLDERS ON OR ABOUT JUNE 26, 2000.

                             ADDITIONAL INFORMATION

    This document incorporates important business and financial information about Wells Fargo and First Security that is not included in or delivered with this document. See "Where You Can Find More Information" on page 65 for a list of the documents that Wells Fargo and First Security have incorporated into this document. These documents are available to you without charge upon written or oral request made as follows:

       WELLS FARGO DOCUMENTS:                FIRST SECURITY DOCUMENTS:

         Corporate Secretary                    Corporate Secretary
        Wells Fargo & Company               First Security Corporation
            MAC N9305-173                          79 South Main
         Sixth and Marquette                         2nd Floor
    Minneapolis, Minnesota 55479            Salt Lake City, Utah 84111
           (612) 667-8655                         (801) 246-5976

    TO OBTAIN DOCUMENTS IN TIME FOR THE SPECIAL MEETING, YOUR REQUEST SHOULD BE RECEIVED BY JULY 24, 2000.

                   QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT

WHAT IS THE PURPOSE OF THIS PROXY STATEMENT-PROSPECTUS?

    This document serves as both a proxy statement of First Security and a prospectus of Wells Fargo. As a PROXY STATEMENT, it's being provided to you by First Security because the board of directors of First Security is soliciting your proxy to vote to approve the proposed merger of First Security and Wells Fargo. As a PROSPECTUS, it's being provided to you by Wells Fargo because Wells Fargo is offering you shares of its common stock in exchange for your shares of First Security common stock if the merger is completed.

DO I NEED TO READ THE ENTIRE DOCUMENT?

    ABSOLUTELY. Parts of this document summarize information that is presented in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is included as Appendix A.

IS THERE OTHER INFORMATION I SHOULD CONSIDER?

    YES. Much of the business and financial information about Wells Fargo and First Security that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by references to documents separately filed by Wells Fargo and First Security with the Securities and Exchange Commission. This means that Wells Fargo and First Security may satisfy their disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC. See "Where You Can Find More Information" on page 65 for a list of documents that Wells Fargo and First Security have incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

    You should rely on the MOST RECENTLY FILED DOCUMENT. Information in this proxy statement-prospectus may update information contained in the Wells Fargo or First Security documents incorporated by reference. Similarly, information in documents that Wells Fargo or First Security may file after the date of this proxy statement-prospectus may update information contained in this proxy statement-prospectus or information contained in previously filed documents.

WHAT IF I CHOOSE NOT TO READ THE INCORPORATED DOCUMENTS?

    Information contained in a document that is incorporated by reference is part of this proxy statement-prospectus, unless it is superseded by information contained directly in this proxy statement-prospectus or in documents filed with the SEC after the date of this proxy statement-prospectus. Information that is incorporated from another document is considered to have been disclosed to you WHETHER OR NOT YOU CHOOSE TO READ THE DOCUMENT.

                               TABLE OF CONTENTS

SUMMARY.....................................................      1

  The Merger................................................      1
  The Companies.............................................      1
  What You Will Receive in the Merger.......................      1
  The Market Price of Wells Fargo Stock Will Fluctuate......      2
  Merger Generally Tax Free to Stockholders of First
    Security................................................      2
  First Security's Board Recommends Approval of the
    Merger..................................................      2
  First Security's Financial Advisor Believes the Merger is
    Fair to First Security Stockholders.....................      3
  Additional Merger Benefits to First Security's
    Management..............................................      3
  You Have No Dissenters' Rights............................      3
  Surrender of Shares of First Security.....................      3
  First Security Special Meeting............................      3
  Record Date; Vote Required to Approve Merger..............      3
  Regulatory Approvals are Required to Complete the
    Merger..................................................      4
  Other Conditions to Completing the Merger.................      4
  Termination of the Merger Agreement.......................      4
  Stock Option Agreement....................................      4
  Your Rights Will Differ as a Wells Fargo Stockholder......      5
  Wells Fargo Expects to Use Pooling-of-Interests
    Accounting..............................................      5
  Financial Modernization Will Increase Competition.........      5
  Forward-Looking Statements May Prove Inaccurate...........      5
  Selected Financial Data...................................      6
  Comparative Per Common Share Data.........................      7

FIRST SECURITY SPECIAL MEETING..............................      8

  Time and Place of the Meeting.............................      8
  Matters to be Considered at the Meeting...................      8
  Record Date...............................................      8
  Outstanding Shares........................................      8
  Quorum....................................................      8
  Vote Required.............................................      9
  Share Ownership...........................................      9
  Voting and Revocation of Proxies..........................      9
  Solicitation of Proxies...................................      9
  Other Matters Considered at the Meeting...................     10

THE MERGER..................................................     11

  Effect of the Merger......................................     11
  Background of and Reasons for the Merger..................     11
  Opinion of First Security's Financial Advisor.............     13
  Interests in the Merger That May Be Different From
    Yours...................................................     19
  Dissenters' Rights........................................     24
  Exchange of Certificates..................................     24
  Regulatory Approvals......................................     25

  Effect of Merger on First Security's Employee Benefit
    Plans...................................................     26
  U.S. Federal Income Tax Consequences of the Merger........     26
  Resale of Wells Fargo Common Stock Issued in the Merger...     28
  Stock Exchange Listing....................................     28
  Accounting Treatment......................................     28

THE MERGER AGREEMENT........................................     29

  Basic Plan of Merger......................................     29
  Representations and Warranties............................     31
  Certain Covenants.........................................     31
  Conditions to the Merger..................................     34
  Termination of the Merger Agreement.......................     35
  Effect of Termination.....................................     35
  Waiver and Amendment......................................     35
  Expenses..................................................     35

STOCK OPTION AGREEMENT......................................     36

  General...................................................     36
  Exercise of the Option....................................     36
  Registration Rights.......................................     38
  Repurchase of Option or Option Shares.....................     38
  Surrender of Option for Cash Payment......................     38
  Substitute Option.........................................     38

INFORMATION ABOUT WELLS FARGO...............................     40

  General...................................................     40
  Management and Additional Information.....................     40
  Competition...............................................     40
  Information On Wells Fargo's Web Site.....................     41

REGULATION AND SUPERVISION OF WELLS FARGO...................     42

  Introduction..............................................     42
  Regulatory Agencies.......................................     42
  Bank Holding Company Activities...........................     42
  Dividend Restrictions.....................................     43
  Holding Company Structure.................................     44
  Capital Requirements......................................     45
  Deposit Insurance Assessments.............................     46
  Fiscal and Monetary Policies..............................     47
  Future Legislation........................................     47

INFORMATION ABOUT FIRST SECURITY............................     48

WELLS FARGO CAPITAL STOCK...................................     49

  Wells Fargo Common Stock..................................     49

  Wells Fargo Preferred Stock...............................     50
  Wells Fargo Rights Plan...................................     51

COMPARISON OF STOCKHOLDER RIGHTS............................     54

  Authorized Capital Stock..................................     54
  Size of Board of Directors................................     54
  Cumulative Voting.........................................     54
  Classes of Directors......................................     54
  Qualifications of Directors...............................     55
  Filling Vacancies on the Board............................     55
  Removal of Directors......................................     55
  Nomination of Directors for Election......................     56
  Anti-Takeover Provisions..................................     56
  Stockholder Rights Plan...................................     57
  Stockholder Action Without a Meeting......................     57
  Calling Special Meetings of Stockholders..................     57
  Submission of Stockholder Proposals.......................     58
  Notice of Stockholder Meetings............................     58
  Stockholder Vote Required for Mergers.....................     58
  Dividends.................................................     59
  Dissenters' Appraisal Rights..............................     59
  Stockholder Preemptive Rights.............................     59
  Stockholder Class Voting Rights...........................     60
  Indemnification...........................................     60
  Limitations on Directors' Liability.......................     61
  Amendment of Certificate of Incorporation.................     62
  Amendment of Bylaws.......................................     62

PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................     63

  Wells Fargo Share Prices and Dividends....................     63
  First Security Share Prices and Dividends.................     63

EXPERTS.....................................................     64

  Wells Fargo's Independent Auditors........................     64
  First Security's Independent Auditors.....................     64

OPINIONS....................................................     64

  Share Issuance............................................     64
  Tax Matters...............................................     64

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS..............     64

WHERE YOU CAN FIND MORE INFORMATION.........................     65

  Registration Statement....................................     65
  Other SEC Filings.........................................     65
  Documents Incorporated By Reference.......................     65
  Documents Available Without Charge From the Companies.....     66

FORWARD-LOOKING STATEMENTS..................................     67

    APPENDIX A: Agreement and Plan of Reorganization (including the Agreement and Plan of
                  Merger as Exhibit A)

    APPENDIX B: Stock Option Agreement

    APPENDIX C: Opinion of J.P. Morgan Securities Inc.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 65. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.

THE MERGER (PAGE 11)

    In the proposed transaction, a Wells Fargo subsidiary will merge with First Security. First Security will survive the merger and become a subsidiary of Wells Fargo. Wells Fargo will exchange shares of its common stock, par value
$1 2/3 per share, for all of the outstanding First Security common stock, par value $1.25 per share. After the merger is completed, you will own shares of Wells Fargo common stock and Wells Fargo will own all of the outstanding First Security common stock.

    THE AGREEMENT AND PLAN OF REORGANIZATION, WHICH INCLUDES THE AGREEMENT AND PLAN OF MERGER AS EXHIBIT A, IS INCLUDED IN THIS DOCUMENT AS APPENDIX A. WHEN USED IN THIS DOCUMENT, THE TERM "MERGER AGREEMENT" REFERS TO THE AGREEMENT AND PLAN OF REORGANIZATION AND THE AGREEMENT AND PLAN OF MERGER TOGETHER. PLEASE READ THE MERGER AGREEMENT, AS IT IS THE DOCUMENT THAT GOVERNS THE MERGER.

THE COMPANIES (PAGES 40 AND 48)

    WELLS FARGO & COMPANY
    420 Montgomery Street
    San Francisco, California 94163
    (800) 411-4932

    Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. At March 31, 2000, Wells Fargo had assets of $222 billion, seventh largest among U.S. bank holding companies.

    FIRST SECURITY CORPORATION
    79 South Main
    Salt Lake City, Utah 84111
    (801) 246-5976

    First Security Corporation is a multi-bank holding company for four commercial bank subsidiaries, a mortgage company and an asset management company. At March 31, 2000, First Security had assets of $23 billion.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 29)

    If the merger is completed, each share of First Security common stock will be converted into the right to receive 0.355 of a share of Wells Fargo common stock at the time of closing. Since the price of Wells Fargo common stock will fluctuate prior to the completion of the merger, First Security cannot assure you as to what the value of the Wells Fargo common stock you receive in the merger will be. Wells Fargo will not issue fractional shares in the merger. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. First Security has agreed to redeem its outstanding preferred stock immediately prior to completion of the merger.

THE MARKET PRICE OF WELLS FARGO STOCK WILL FLUCTUATE (PAGE 63)

    Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." First Security common stock trades on Nasdaq under the symbol "FSCO." The following table shows the closing prices of Wells Fargo common stock and First Security common stock on April 7, 2000, the last trading day before the merger was announced, and on June 19, 2000. The table also shows the implied value to be received by you, had the merger been completed on those dates, for each share of First Security common stock that you own.

                                                                                       VALUE OF MERGER
                                                                                        CONSIDERATION
                                                                      FIRST SECURITY    PER SHARE OF
                                                       WELLS FARGO        COMMON       FIRST SECURITY
                                                       COMMON STOCK       STOCK         COMMON STOCK
                                                       ------------   --------------   ---------------
April 7, 2000........................................     $39.75          $12.19           $14.11
June 19, 2000........................................      40.25           14.06            14.29

    In addition, recently declared per share dividend information for Wells Fargo common stock and First Security common stock is as follows:

                                                    FIRST SECURITY   WELLS FARGO
                                                     COMMON STOCK    COMMON STOCK
                                                    --------------   ------------
Quarter ended December 31, 1999...................      $0.14           $0.20
Quarter ended March 31, 2000......................       0.14            0.22
Quarter ended June 30, 2000.......................       0.14            0.22

    NO ADJUSTMENTS TO THE EXCHANGE RATIO WILL BE MADE TO REFLECT FLUCTUATIONS IN THE PRICE OF WELLS FARGO COMMON STOCK.

MERGER GENERALLY TAX FREE TO STOCKHOLDERS OF FIRST SECURITY (PAGE 26)

    Stockholders of First Security generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange of their shares of First Security common stock for shares of Wells Fargo common stock. Stockholders of First Security will be taxed on cash they receive instead of fractional shares.

    THE U.S. FEDERAL TAX TREATMENT DESCRIBED ABOVE MAY NOT APPLY TO EVERY STOCKHOLDER OF FIRST SECURITY. IN ADDITION, THIS DOCUMENT DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX LAWS THAT MAY APPLY TO THE MERGER. DETERMINING THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. YOU SHOULD CONSULT YOUR OWN ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER.

    First Security is not obligated to complete the merger unless it receives an opinion of counsel that no gain or loss will be recognized for U.S. federal income tax purposes by the holders of First Security common stock upon receipt of Wells Fargo common stock except for cash received instead of fractional shares.

FIRST SECURITY'S BOARD RECOMMENDS APPROVAL OF THE MERGER (PAGE 11)

    First Security's board of directors believes that the merger is in the best interests of First Security stockholders and recommends that First Security stockholders approve the merger. First Security's board believes that the merger will provide First Security stockholders with the potential for greater stock value appreciation than on a stand-alone basis.

FIRST SECURITY'S FINANCIAL ADVISOR BELIEVES THE MERGER IS FAIR TO FIRST SECURITY
  STOCKHOLDERS (PAGE 13)

    Among other factors considered in deciding to approve the merger, the First Security board of directors received the oral opinion, subsequently confirmed in writing, of its financial advisor, J.P. Morgan Securities Inc., that, as of April 9, 2000 (the date the First Security board voted on the merger) and updated through the date of this document, the merger consideration was fair to the holders of First Security common stock from a financial point of view. The opinion is attached to this document as Appendix C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by J.P. Morgan in providing its opinion.

ADDITIONAL MERGER BENEFITS TO FIRST SECURITY'S MANAGEMENT (PAGE 19)

    First Security's directors and executive officers have interests in the merger that are different from yours.

    - Spencer F. Eccles, Morgan J. Evans, L. Scott Nelson, J. Pat McMurray, Brad
      D. Hardy, Scott C. Ulbrich, Michael P. Caughlin, Mark D. Howell and David
      R. Golden, all of whom are officers of First Security, have entered into agreements with Wells Fargo that provide for their employment after the merger.

    - First Security executive officers will receive certain benefits as a result of the change of control of First Security which, depending on the plan, will occur upon approval of the merger agreement by First Security stockholders or upon completion of the merger.

    - The merger agreement provides for rights to indemnification and continued insurance coverage for the benefit of directors and officers of First Security.

    The board of directors of First Security was aware of these additional interests when it approved the merger agreement.

YOU HAVE NO DISSENTERS' RIGHTS (PAGE 24)

    Under Delaware law, you do not have dissenters' rights. See "Dissenters' Rights."

SURRENDER OF SHARES OF FIRST SECURITY (PAGE 24)

    To receive certificates for your shares of Wells Fargo common stock, you will need to surrender your share certificates of First Security common stock. After the merger is completed, Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates. PLEASE DO NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE THESE INSTRUCTIONS.

FIRST SECURITY SPECIAL MEETING (PAGE 8)

    First Security will hold its special meeting of stockholders at 11 a.m., Salt Lake City, Utah time, on Monday, July 31, 2000, at the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101. The purposes of the meeting are to:

1.  Vote on the merger agreement.

2.  Act on any other matters that may properly come before the meeting.

RECORD DATE; VOTE REQUIRED TO APPROVE MERGER (PAGES 8 AND 9)

    The record date for the special meeting is June 19, 2000. You can vote at the meeting if you owned First Security common or preferred stock at the close of business on that date. On the record date, there were 196,943,741 shares of First Security common stock and 8,472 shares of preferred stock outstanding and entitled to vote. You can cast one vote for each share of First Security common stock or preferred stock that you owned on the record date.

    Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of First Security common and preferred stock voting as one class. Not voting, or failing to instruct your broker how to vote shares held for you in the broker's name, will have the same effect as voting against the merger.

REGULATORY APPROVALS ARE REQUIRED TO COMPLETE THE MERGER (PAGE 25)

    The Board of Governors of the Federal Reserve System must approve the merger before it can be completed. Although Wells Fargo expects that the Federal Reserve Board will approve the merger, it cannot be certain when or if, or on what terms and conditions, the required approval will be given. It is anticipated that certain divestitures may be required in connection with obtaining Federal Reserve Board approval of the merger. Approval of the merger must also be obtained from Nevada.

OTHER CONDITIONS TO COMPLETING THE MERGER (PAGE 34)

    In addition to the receipt of the approval of the Federal Reserve Board and the State of Nevada, there are a number of other conditions that must be met before the merger can be completed. These conditions include:

    - approval of the merger agreement by the holders of First Security common stock;

    - receipt by First Security of an opinion of counsel concerning the tax consequences of the merger;

    - authorization for listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger to First Security stockholders;

    - receipt of all necessary governmental approvals, and the absence of an order of any court or governmental authority prohibiting the merger; and

    - material compliance by each party with the terms and provisions of the merger agreement.

    Wells Fargo or First Security may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

TERMINATION OF THE MERGER AGREEMENT (PAGE 35)

    Wells Fargo and First Security can agree to terminate the merger agreement at any time without completing the merger. Also, either company can terminate the merger agreement without the consent of the other under the following circumstances:

    - there is a material breach by the other party which has not been cured within 30 days;

    - the merger is not completed by December 31, 2000, unless the failure to complete the merger on or before that date is the fault of the company seeking to terminate; or

    - a governmental authority issues a final and nonappealable order permanently prohibiting the merger.

STOCK OPTION AGREEMENT (PAGE 36)

    The stock option agreement is attached to this proxy statement-prospectus as Appendix B. Please read it carefully.

    In connection with the merger agreement, First Security and Wells Fargo have entered into a stock option agreement in which First Security has granted to Wells Fargo an option to purchase up to 19.9% of

First Security's outstanding shares of common stock in the event of certain circumstances. The exercise price under the option is $12.78.

    Wells Fargo cannot exercise the option unless certain events occur. These events can generally be described as business combinations or acquisition transactions involving First Security and certain related events. In addition to the option to purchase First Security common stock, Wells Fargo may, under certain circumstances, require First Security to repurchase the option for an agreed upon cash price. Neither Wells Fargo nor First Security knows of any event that has occurred as of the date of this proxy statement-prospectus that would allow Wells Fargo to exercise the option.

    First Security agreed to grant the option in order to induce Wells Fargo to enter into the merger agreement. The option could have the effect of discouraging other companies from trying to acquire First Security.

YOUR RIGHTS WILL DIFFER AS A WELLS FARGO STOCKHOLDER (PAGE 54)

    Your rights as a First Security stockholder are currently governed by First Security's certificate of incorporation and bylaws. Upon completion of the merger, you will become a Wells Fargo stockholder, and your rights will be governed by Wells Fargo's restated certificate of incorporation and bylaws.

WELLS FARGO EXPECTS TO USE POOLING-OF-INTERESTS ACCOUNTING (PAGE 28)

    Wells Fargo expects to account for the merger using the pooling-of-interests method of accounting.

FINANCIAL MODERNIZATION WILL INCREASE COMPETITION (PAGE 40)

    Bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. "Financial in nature" includes:

    - securities underwriting, dealing and market making;

    - sponsoring mutual funds and investment companies;

    - insurance underwriting and agency;

    - merchant banking activities; and

    - activities that the Federal Reserve Board has determined to be closely related to banking.

    Wells Fargo and First Security are financial holding companies. Securities firms and insurance companies that are financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 67)

    This document, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo and First Security. There are a number of factors that may cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described or referenced in "Forward-Looking Statements" on page 67.

SELECTED FINANCIAL DATA

    The following financial information is to aid you in your analysis of the financial aspects of the merger. The Wells Fargo balance sheet data for 1995 through 1999 is derived from Wells Fargo's audited consolidated balance sheets as of December 31, 1999, 1998, 1997 and 1996 and its unaudited financial information for 1995. The Wells Fargo income statement data for 1995 through 1999 is derived from Wells Fargo's audited consolidated statement of income for each of the years in the five-year period ended December 31, 1999. The First Security data as of and for the years ended December 31, 1999, 1998, 1997, 1996, and 1995 is derived from its audited consolidated financial statements for 1995 through 1999. Interim financial data as of and for the three months ended
March 31, 2000 and 1999 for Wells Fargo and First Security are derived from unaudited financial information, which includes all normal recurring adjustments deemed necessary by management of Wells Fargo and First Security, respectively. You should not rely on the information for the three months ended March 31, 2000 as being indicative of the results expected for the entire year. The information in the table is only a summary and should be read with the full financial statements and related notes of Wells Fargo and First Security, incorporated into this document by reference. See "Where You Can Find More Information" on page 65.

                            ------------------------

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                (dollars in millions, except per share amounts)

                                 THREE MONTHS ENDED
                                      MARCH 31,                      YEARS ENDED DECEMBER 31,
                                 -------------------   ----------------------------------------------------
                                   2000       1999       1999       1998       1997       1996       1995
                                 --------   --------   --------   --------   --------   --------   --------
Net interest income............  $  2,440   $  2,266   $  9,355   $  8,990   $  8,648   $  8,222   $  5,923
Net income.....................     1,010        884      3,747      1,950      2,499      2,228      1,988
Diluted earnings per share.....      0.61       0.53       2.23       1.17       1.48       1.36       1.62
Cash dividends per share.......      0.22      0.185      0.785      0.700      0.615      0.525      0.450
Book value per share...........     14.35      12.60      13.44      12.35      11.92      11.66      10.27
Total assets...................   222,276    201,430    218,102    202,475    185,685    188,633    122,200
Long-term debt.................    24,768     20,363     23,375     19,709     17,335     18,142     16,726

                            ------------------------

                  FIRST SECURITY CORPORATION AND SUBSIDIARIES
                (dollars in millions, except per share amounts)

                                 THREE MONTHS ENDED
                                      MARCH 31,                      YEARS ENDED DECEMBER 31,
                                 -------------------   ----------------------------------------------------
                                   2000       1999       1999       1998       1997       1996       1995
                                 --------   --------   --------   --------   --------   --------   --------
Net interest income............  $    198   $    182   $    786   $    704   $    626   $    554   $    504
Net income.....................        35         65        273        248        215        184        125
Diluted earnings per share.....      0.17       0.34       1.38       1.28       1.14       1.00       0.69
Cash dividends per share.......      0.14       0.14       0.56       0.52       0.44       0.38       0.33
Book value per share...........      8.96       8.77       9.03       8.54       7.59       6.72       6.13
Total assets...................    23,337     21,959     22,993     21,689     18,152     15,457     13,530
Long-term debt.................     2,475      2,706      2,586      2,610      1,304        944        721

COMPARATIVE PER COMMON SHARE DATA

    The following table shows comparative per share data for Wells Fargo common stock on a historical and pro forma combined basis and for First Security common stock on a historical and pro forma equivalent basis. The information in the table assumes that Wells Fargo will account for the merger using the pooling-of-interests method of accounting. The pro forma equivalent information for First Security is calculated by multiplying the pro forma basic and diluted earnings per share, the historical cash dividends declared per share of Wells Fargo common stock and the pro forma book value per share by the exchange ratio of 0.355. This information reflects the fact that you will receive a fraction of a share of Wells Fargo common stock for each First Security share you hold.

    Neither the pro forma combined nor the pro forma equivalent information reflects estimated merger-related expenses of approximately $375 million or any adjustments that may be taken to conform First Security's accounting policies to those of Wells Fargo or otherwise in connection with the merger. See "Forward Looking Statements" for factors that could cause actual merger-related expenses to exceed estimates and for a discussion of the possibility of conforming accounting and other adjustments.

    You should read the data with the historical financial statements and related notes of Wells Fargo and First Security. Wells Fargo's and First Security's historical financial statements are included in documents filed with the SEC. See "Where You Can Find More Information" on page 65.

                                                    WELLS FARGO             FIRST SECURITY
                                               ----------------------   -----------------------
                                                            PRO FORMA                PRO FORMA
                                               HISTORICAL   COMBINED    HISTORICAL   EQUIVALENT
                                               ----------   ---------   ----------   ----------
EARNINGS PER SHARE
Basic
  Three months ended March 31, 2000..........    $0.62       $0.61         $0.18      $  0.22
  Year ended December 31, 1999...............    2.26         2.33          1.42         0.83
  Year ended December 31, 1998...............    1.18         1.28          1.32         0.45
  Year ended December 31, 1997...............    1.50         1.57          1.18         0.56

Diluted
  Three months ended March 31, 2000..........    $0.61       $0.61         $0.17      $  0.22
  Year ended December 31, 1999...............    2.23         2.30          1.38         0.82
  Year ended December 31, 1998...............    1.17         1.26          1.28         0.45
  Year ended December 31, 1997...............    1.48         1.55          1.14         0.55

CASH DIVIDENDS DECLARED PER SHARE
  Three months ended March 31, 2000..........    $0.220      $0.220        $0.14      $  0.08
  Year ended December 31, 1999...............    0.785        0.785         0.56         0.28
  Year ended December 31, 1998...............    0.700        0.700         0.52         0.25
  Year ended December 31, 1997...............    0.615        0.615         0.44         0.22

BOOK VALUE PER SHARE
  March 31, 2000.............................   1$4.35       $14.79        $8.96      $  5.25
  December 31, 1999..........................   13.44        13.93          9.03         4.95
  December 31, 1998..........................   12.35        12.80          8.54         4.54
  December 31, 1997..........................   11.92        12.29          7.59         4.36

                         FIRST SECURITY SPECIAL MEETING

    The board of directors of First Security is soliciting proxies from the holders of First Security common stock and preferred stock for use at the special meeting of First Security stockholders and at any adjournments of the meeting. This document, together with the form of proxy, is expected to be mailed to holders of First Security common stock on or about June 26, 2000.

TIME AND PLACE OF THE MEETING

    The time and place of the special meeting of First Security stockholders is:

    Monday, July 31, 2000
    11:00 a.m., Salt Lake City, Utah time
    Salt Lake City Marriott Hotel
    75 South West Temple
    Salt Lake City, Utah 84101

MATTERS TO BE CONSIDERED AT THE MEETING

    The special meeting of First Security stockholders will be held to:

1. Vote on a proposal to approve the agreement and plan of reorganization, entered into as of the 9th day of April, 2000, by and between First Security and Wells Fargo; and a related agreement and plan of merger, dated as of June 23, 2000, by and between First Security and Wells Fargo FSCO Merger Co., a wholly-owned subsidiary of Wells Fargo. The agreement and plan of reorganization, which includes the agreement and plan of merger as Exhibit A, is included in this proxy statement-prospectus as Appendix A. When used in this document, the term "MERGER AGREEMENT" refers to the agreement and plan of reorganization and the agreement and plan of merger together. The merger agreement provides for the merger of a wholly-owned subsidiary of Wells Fargo with and into First Security upon the terms and subject to the conditions set forth in the merger agreement. See "The Merger Agreement."

2.  Act on any other matters that may properly come before the meeting.

RECORD DATE

    First Security's board of directors has established June 19, 2000 as the record date for the meeting. Only holders of record of First Security common stock and preferred stock on that date are entitled to attend and vote at the meeting or at any adjournment of the meeting.

OUTSTANDING SHARES

    On June 19, 2000, there were 196,943,741 shares of First Security common stock and 8,472 shares of Series A Preferred Stock outstanding. Each outstanding share of First Security common and preferred stock is entitled to one vote.

QUORUM

    A quorum consisting of the holders of a majority of the shares of First Security common and preferred stock outstanding at the record date must be present in person or represented by proxy for the transaction of business at the special meeting. Shares of First Security common or preferred stock present in person at the meeting that are not voted, and shares of First Security common or preferred stock for which proxies have been received but that abstain from voting, are counted in determining whether a quorum is present. Shares held in street name that have been designated by brokers on proxy cards as not voted will be counted for purposes of determining whether a quorum exists.

VOTE REQUIRED

    Approval of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding First Security common stock and First Security preferred stock, voting as one class. Because approval of the merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal, or failing to instruct your broker how to vote shares held for you by the broker, will have the same effect as voting against the proposal.

SHARE OWNERSHIP

    FIRST SECURITY. At the record date for the meeting, all of First Security's directors and executive officers as a group beneficially owned a total of 8,210,348 shares of First Security common stock, representing approximately 4.2% of the shares of common stock entitled to vote at the special meeting and 60 shares of First Security preferred stock, representing approximately 0.7% of the shares of preferred stock entitled to vote at the special meeting. Each of these directors and officers is expected to vote the First Security common stock beneficially owned by him or her in favor of the merger.

    WELLS FARGO. At the record date, Wells Fargo and its subsidiaries beneficially owned a total of less than 1% of the shares of First Security common stock entitled to vote at the special meeting. At the same date, all of Wells Fargo's directors and executive officers as a group beneficially owned a total of less than 1% of the shares of First Security common stock entitled to vote at the special meeting. Neither Wells Fargo and its subsidiaries nor any of Wells Fargo's directors and executive officers owned at the record date any shares of First Security preferred stock.

VOTING AND REVOCATION OF PROXIES

    All shares of First Security common and preferred stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted "FOR" the proposal to approve the merger agreement and the merger, and "FOR" any other matters that may properly come before the meeting. You may revoke your proxy at any time before it is voted.

    Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

    In addition to solicitation by mail, directors, officers and employees of First Security and its subsidiaries may solicit proxies from First Security stockholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services.

    First Security has also retained Georgeson Shareholder Communications Inc. to assist First Security in connection with its communications with its stockholders with respect to, and to provide other services to First Security in connection with, the special meeting of First Security stockholders. Georgeson will receive a fee of $15,000 for its services and reimbursement of out-of-pocket expenses in connection therewith. First Security has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with these matters.

    Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. First Security will bear its own expenses in connection with any solicitation of proxies for the special meeting.

OTHER MATTERS CONSIDERED AT THE MEETING

    If an insufficient number of votes for the merger is received before the scheduled meeting date, First Security may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.

    First Security's board of directors is not aware of any business to be brought before the special meeting other than the proposal to approve the merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of First Security.

                                   THE MERGER

    This summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this document and is incorporated into this summary by reference.

EFFECT OF THE MERGER

    The First Security board and the Wells Fargo board have each unanimously approved the merger agreement, which provides for the merger of a wholly-owned subsidiary of Wells Fargo into First Security at the time the merger becomes effective, with First Security surviving as a wholly-owned subsidiary of Wells Fargo. As a result of the merger:

    - Wells Fargo will exchange shares of its common stock for shares of First Security common stock.

    - Wells Fargo will acquire all of the outstanding common stock of First Security, resulting in First Security becoming a wholly-owned subsidiary of Wells Fargo.

    - First Security stockholders will become Wells Fargo stockholders, with their rights governed by Wells Fargo's restated certificate of incorporation and bylaws and Delaware law. See "Comparison of Stockholder Rights."

    At the completion of the merger, each outstanding share of First Security common stock, with a par value of $1.25 per share, will be converted into the right to receive 0.355 of a share of Wells Fargo common stock, with a par value of $1 2/3 per share. When used in this document, this number is referred to as the "EXCHANGE RATIO." Since the price of Wells Fargo common stock will fluctuate after the special meeting and the completion of the merger, First Security cannot assure you as to what the value of the Wells Fargo common stock you receive in the merger will be.

    When used in this document, a "share" of Wells Fargo common stock in this document generally refers to that share together with one Series C Junior Participating Preferred Stock Purchase Right issued to Wells Fargo stockholders under a rights agreement, dated as of October 21, 1998, between Wells Fargo and ChaseMellon Stockholder Services, L.L.C., as rights agent. When you surrender your shares of First Security common stock in exchange for Wells Fargo common stock after the merger is completed, each share of Wells Fargo common stock you receive in exchange will include one Wells Fargo stockholder right. The Wells Fargo stockholder rights are described in more detail under "Wells Fargo Capital Stock--Wells Fargo Rights Plan."

BACKGROUND OF AND REASONS FOR THE MERGER

    BACKGROUND OF THE MERGER

    On several occasions over a number of years, representatives of Norwest Corporation (now Wells Fargo) informally contacted representatives of First Security regarding a possible merger or acquisition. On June 6, 1999, First Security entered into a merger agreement with Zions Bancorporation. On April 1, 2000, First Security terminated the Zions merger agreement in accordance with its terms. On April 1, 2000, Spencer F. Eccles, Chairman and Chief Executive Officer of First Security, contacted and subsequently met with Richard M. Kovacevich, President and Chief Executive Officer of Wells Fargo for exploratory discussions regarding a possible transaction. Also during this period, First Security entered into a confidentiality agreement with Wells Fargo and provided Wells Fargo with information concerning First Security. First Security consulted with J.P. Morgan Securities Inc., ("J.P. Morgan") its financial advisor, and Wachtell, Lipton, Rosen & Katz, its legal advisor, throughout this period.

    At a meeting held on April 3, 2000, Messrs. Eccles and Kovacevich agreed upon the terms of the proposed transaction, subject to completion of mutually satisfactory due diligence by each party, agreement on certain employment arrangements, negotiation of a definitive merger agreement and approvals of the First Security and Wells Fargo boards. The parties completed their due diligence on April 9, 2000.

    On April 9, 2000, the First Security board met to discuss the terms of the proposed merger. At that meeting, J.P. Morgan outlined the proposed transaction, discussed its financial terms, and gave its oral opinion, subsequently confirmed in writing, to the board of directors that, as of that date and subject to certain considerations stated therein, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of First Security common stock. First Security's legal counsel, Wachtell, Lipton, Rosen & Katz, reviewed the terms of the merger agreement and related agreements, the stock option agreement, and the employment and non-competition agreements, and other relevant legal issues. After discussion of these matters, the First Security board unanimously determined that the merger was fair to, and in the best interests of, First Security and its stockholders and approved the merger and the merger agreement and related agreements. Subject to the resolution of the unresolved issues, the First Security board also resolved to submit the merger agreement to First Security stockholders for their approval, and authorized senior management to take such action as was needed to finalize the documents and, if satisfactorily finalized, to execute the documents and to effectuate the transactions contemplated in them.

    The merger agreement and stock option agreement were entered into on April 9, 2000.

    FIRST SECURITY'S BOARD OF DIRECTORS' REASONS FOR THE MERGER

    The First Security board believes that the proposed merger with Wells Fargo is in the best interests of First Security and its stockholders. In making its determination, the board considered a number of factors, including the following:

    - the consideration First Security stockholders will receive if the merger is effected and the likelihood that it will deliver greater value to First Security stockholders than on a stand-alone basis;

    - the board's consideration of J.P. Morgan's April 9, 2000 presentation, including J.P. Morgan's opinion that the exchange ratio was fair to First Security stockholders from a financial point of view as of that date;

    - the complementary nature of First Security's business, services and products with Wells Fargo's, and the opportunity to create a combined business that offers a wider variety of services to First Security's clients and enhances the ability to attract new clients;

    - the historical performance of Wells Fargo's common stock and Wells Fargo's historical financial performance;

    - the board's review of other strategic alternatives potentially available to First Security;

    - the opinion of First Security's advisors that the merger will be accomplished on a tax-free basis for First Security stockholders for U.S. federal income tax purposes (except for cash received instead of fractional shares);

    - the likelihood of a smooth integration of First Security's business with that of Wells Fargo;

    - retention arrangements with key employees of First Security in connection with the merger;

    - the terms and conditions of the merger agreement and the stock option agreement;

    - the judgment and advice of First Security's senior management; and

    - the board's conclusion that the merger would provide First Security stockholders with an opportunity for continued equity participation in a larger enterprise.

OPINION OF FIRST SECURITY'S FINANCIAL ADVISOR

    First Security retained J.P. Morgan to act as its financial advisor in connection with the proposed merger. At the meeting of First Security's board of directors on April 9, 2000, J.P. Morgan gave its oral opinion, subsequently confirmed in writing, to the board that, as of that date and based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to First Security's stockholders. J.P. Morgan has confirmed its April 9, 2000 opinion by delivering its written opinion to the First Security board, dated as of the date of this document, to the same effect. In connection with its written opinion dated as of the date of this document, J.P. Morgan confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion. It also performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion. First Security's board of directors did not limit J.P. Morgan in any way in the investigations it made or the procedures it followed in giving its opinion.

    The full text of the J.P. Morgan opinion which describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by J.P. Morgan is attached as Appendix C to this document and is incorporated in this document by reference. First Security stockholders should read J.P. Morgan's opinion carefully and in its entirety.

    J.P. Morgan's opinion is directed to the board of directors of First Security and addresses only the fairness, from a financial point of view, of the exchange ratio to the First Security stockholders. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any stockholder as to how to vote at the First Security special meeting. The summary of the fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

    In arriving at its opinion, J.P. Morgan reviewed:

    - the merger agreement;

    - in the case of its updated opinion, this proxy statement-prospectus;

    - various publicly available information concerning the businesses of First Security and Wells Fargo and of several other companies engaged in businesses comparable to those of First Security and Wells Fargo, and the reported market prices for other companies' securities deemed comparable;

    - publicly available terms of various transactions involving companies comparable to First Security and Wells Fargo and the consideration received for such companies;

    - current and historical market prices of First Security's and Wells Fargo's common stock;

    - the audited financial statements of First Security for the fiscal years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the audited financial statements of Wells Fargo for the fiscal years ended
      December 31, 1998 and 1999;

    - in the case of its updated opinion, the unaudited financial statements of First Security and Wells Fargo for the period ended March 31, 2000;

    - certain other communications from First Security to its stockholders, including communications (and related documents) relating to the proposed merger with Zions Bancorporation which was terminated on April 1, 2000;

    - certain internal financial analyses and forecasts prepared by First Security and its management; and

    - the terms of other business combinations that J.P. Morgan deemed relevant.

    J.P. Morgan also held discussions with the managements of First Security and Wells Fargo on numerous aspects of the merger, the past and current business operations of First Security and Wells Fargo, the financial condition and future prospects and operations of First Security and Wells Fargo, the effects of the merger on the financial condition and future prospects of First Security and Wells Fargo, and other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan reviewed other financial studies and analyses and considered such other information that it deemed appropriate for the purposes of its opinion.

    J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by First Security and Wells Fargo or otherwise reviewed by J.P. Morgan. J.P. Morgan is not responsible or liable for that information or its accuracy. J.P. Morgan did not conduct any valuations or appraisal of any assets or liabilities, and valuations or appraisals were not provided to J.P. Morgan. J.P. Morgan was not requested to review individual credit files or make any independent assessment as to the future performance or non-performance of First Security's or Wells Fargo's assets. J.P. Morgan assumed that current allowances and reserves for loan losses for both First Security and Wells Fargo are sufficient to cover all such losses. In relying on financial analyses and forecasts provided to it, J.P. Morgan has assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial conditions of First Security and Wells Fargo to which those analyses or forecasts relate. J.P. Morgan also assumed that, in the course of obtaining regulatory and third party consents for the merger and the other transactions contemplated by the merger agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial conditions of First Security or Wells Fargo. J.P. Morgan also assumed that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. J.P. Morgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

    The projections relied upon by J.P. Morgan for First Security and Wells Fargo were prepared or confirmed by their respective managements. Neither First Security nor Wells Fargo publicly discloses internal management projections of the type relied upon by J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and the projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the projections.

    As is customary in the rendering of fairness opinions, J.P. Morgan based its opinion on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of the date of its opinion. Subsequent developments may affect the opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan expressed no opinion as to the price at which Wells Fargo's stock will trade at any future time.

    In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that J.P. Morgan utilized in providing its opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by J.P. Morgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of J.P. Morgan's financial analyses.

    OFFER VALUATION: J.P. Morgan reviewed the terms of the proposed merger, including the historical relationship between the stock prices of First Security and Wells Fargo and the aggregate transaction value. J.P. Morgan also reviewed the value of the consideration offered based upon the $39.75 closing price of Wells Fargo's common stock on April 7, 2000, the last trading day prior to the April 9, 2000 meeting of

First Security's board of directors. This analysis indicated that the implied value of Wells Fargo's proposal was approximately $14.11 per share of First Security's common stock. J.P. Morgan calculated that, based on this proposal, First Security's common stockholders would receive a premium of 15.8% to the $12.19 closing price of First Security's common stock on April 7, 2000. J.P. Morgan also calculated the premiums implied by the exchange ratio to the respective market prices of First Security's and Wells Fargo's common stock on April 3, 2000 and the respective average market prices for the period from March 3, 2000 to April 7, 2000, and determined that the implied premiums were 28.6% and 10.5%, respectively.

    For each of April 7, 2000, April 3, 2000, and the period from March 3, 2000 to April 7, 2000, J.P. Morgan also calculated the premium that First Security's common stockholders would receive based on an assumed price of First Security's common stock. The assumed price for each period was determined by multiplying the adjusted I/B/E/S estimate for First Security's earnings per share in 2000 by the median price-to-earnings ratio for that period of the bottom quartile of First Security's regional bank peers. The adjusted I/B/E/S estimate for First Security was calculated based on analyst estimates that were updated after March 2, 2000. Regional bank peers were selected because of their operating, organizational and overall business similarities with First Security and ranked on the basis of their respective ratios of price to I/B/E/S estimates of earnings per share in 2000. The companies in the bottom quartile of the regional bank peers were:

AmSouth Bancorporation                     Hibernia Corporation
Compass Bancshares, Inc.                   Summit Bancorp
FirstMerit Corporation                     UnionBanCal Corporation

    Based upon a review of such information, J.P. Morgan determined that the implied premiums as of April 7, 2000, April 3, 2000, and the period from March 3, 2000 to April 7, 2000, were 44.2%, 47.6%, and 41.9%, respectively.

    J.P. Morgan further calculated that Wells Fargo's proposal implied the following premiums based upon Wells Fargo's closing stock price on April 7, 2000:

FIRST SECURITY BASIS                                                VALUE
--------------------                                               --------
2000 estimated earnings per share (adjusted I/B/E/S
estimate)...................................................        12.3x
2000 estimated earnings per share (First Security
estimate)...................................................        11.8x
Tangible book value (as of December 31, 1999)...............         2.0x

    I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts. Finally, J.P. Morgan determined that First Security's stockholders would own approximately 4.1% of the combined company immediately following the merger.

    PRO FORMA MERGER ANALYSIS: J.P. Morgan analyzed pro forma earnings per share forecasts for 2000 and 2001 based upon estimates provided by I/B/E/S and the managements of the companies. J.P. Morgan assumed in its analysis that transaction synergies would phase in 25% in 2000, 75% in 2001 and 100% thereafter. The analysis showed that the merger would be accretive (excluding merger-related charges) to Wells Fargo's GAAP earnings per share, cash earnings per share and tangible book value per share in 2000 and 2001.

    CONTRIBUTION ANALYSIS. J.P. Morgan reviewed and analyzed the relative contributions to be made by First Security and Wells Fargo to the combined entity. These contributions were compared to the approximately 4.1% continuing ownership stake that First Security's stockholders would have in the combined company following the merger.

    The following table illustrates the relative contribution by First Security to a combined First Security/ Wells Fargo entity as of December 31, 1999, excluding transaction synergies:

FIRST SECURITY BASIS                                          CONTRIBUTION
--------------------                                          ------------
Assets......................................................      9.2%
Gross loans.................................................      9.7%
Deposits....................................................      9.1%
Common equity...............................................      7.1%
Tangible common equity......................................      9.3%
2000 GAAP net income (First Security estimate)..............      5.2%
2001 GAAP net income (First Security estimate)..............      5.0%
2000 cash net income (First Security estimate)..............      4.9%
2001 cash net income (First Security estimate)..............      4.8%

    J.P. Morgan also determined the market value contributed by First Security and Wells Fargo to the pro forma entity on a fully diluted basis. This analysis indicated that as of April 7, 2000, First Security contributed 3.6% of the combined entity based on its closing price of $12.19 that day.

    PUBLIC TRADING MULTIPLES. Using publicly available information, J.P. Morgan compared selected financial data of First Security with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be reasonably comparable to those of First Security. These companies were:

AmSouth Bancorporation                 M & T Bank Corp.
BancWest Corporation                   Old Kent Financial Corp.
Commerce Bancshares, Inc.              Old National Bancorp
Compass Bancshares, Inc.               Pacific Century Financial Corporation
FirstMerit Corporation                 Regions Financial Corp.
First Tennessee National               SouthTrust Corporation
First Virginia Banks Inc.              Summit Bancorp
Hibernia Corporation                   UnionBanCal Corporation
Huntington Bancshares                  Union Planters Corp.
Marshall & Ilsley Corp.                Zions Bancorporation
Mercantile Bankshares

    These companies were selected because of their operating, organizational and overall business similarities with First Security. Based upon a review of such information and closing stock prices on April 7, 2000, J.P. Morgan determined the following:

                                                                REGIONAL BANK PEERS
                                                           ------------------------------
                                                                       BOTTOM      TOP
PRICE AS A MULTIPLE OF:                   FIRST SECURITY    MEDIAN    QUARTILE   QUARTILE
-----------------------                   --------------   --------   --------   --------
2000E EPS (adjusted I/B/E/S estimate)...       10.6x        10.2x       8.5x      14.3x
2000E EPS (First Security estimate).....       10.2x        10.2x       8.5x      14.3x
Tangible book value.....................        1.7x         2.2x       1.9x       3.3x

    J.P. Morgan also calculated a range of imputed values for a share of First Security's common stock based on the ratios for the regional bank peers. This analysis resulted in a range of imputed values for First Security's common stock of between $9.79 and $23.35.

    SELECTED TRANSACTION ANALYSIS. Using publicly available information, J.P. Morgan examined the following bank transactions, each of which had a value greater than $900 million and was announced since January 1, 1999:

               BUYER                                      SELLER
------------------------------------       ------------------------------------
National Commerce Bancorporation           CCB Financial Corp.
BB&T Corporation                           One Valley Bancorp Inc.
Wells Fargo & Company                      National Bancorp of Alaska Inc.
Citizens Financial Group Inc.              UST Corp.
Fifth Third Bancorp                        CNB Bancshares Inc.
AmSouth Bancorporation                     First American Corp.
U.S. Bancorp                               Western Bancorp
Firstar Corporation                        Mercantile Bancorporation Inc.
Fleet Financial Group Inc.                 BankBoston Corp.

    J.P. Morgan calculated the high, median and low premiums represented by the purchase price paid in such acquisitions to the market price one day prior to announcement, estimates of the next twelve months' projected earnings per share and tangible book value per share. J.P. Morgan also calculated the median premiums represented by the purchase price paid in the acquisitions announced in 1999 and those announced in 2000 to the market price one day prior to announcement, estimates of the next twelve months' projected earnings per share and tangible book value per share. Based upon a review of such information, J.P. Morgan determined the following:

                                                     COMPARABLE TRANSACTIONS
                                     --------------------------------------------------------
                                       HIGH      MEDIAN      LOW      2000 DEALS   1999 DEALS
                                     --------   --------   --------   ----------   ----------
1-day premium......................     44%        29%       (9)%          28%          29%
12-month est. forward EPS..........   21.0x      17.2x      13.1x        13.4x        18.4x
Tangible book value................    4.5x       3.7x       2.1x         2.5x         3.9x

    J.P. Morgan also calculated a range of imputed values for a share of First Security's common stock based on the ratios for the comparable transactions. This analysis resulted in a range of imputed values for First Security's common stock of between $11.12 and $32.19.

    DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, J.P. Morgan estimated the net present value of the future streams of after-tax cash flows that First Security could produce on a stand-alone basis from 2000 through 2009 and distribute to First Security's stockholders. In this analysis, J.P. Morgan used earnings estimates provided by First Security's management for 2000 and 2001 and assumed that First Security's earnings were grown thereafter at an annual rate ranging from 6% to 10%. For each growth rate, J.P. Morgan calculated the sum of: (i) the estimated 2000-2009 distributable income streams per share, projected such that First Security's dividend payout ratio would be maintained at 46.7%, and discounted to present values at an assumed discount rate of 11%, and (ii) the terminal values per share of First Security's common stock based on assumed multiples of First Security's projected 2009 earnings ranging from 8.0x to 10.0x. This discounted cash flow analysis indicated a reference range of $10.79 to $16.22 per share of First Security's common stock.

    J.P. Morgan also used a discounted cash flow analysis to estimate the net present value of transaction synergies assumed to result from the merger. These synergies were assumed to produce cash flows resulting from: (i) cost savings, which were assumed to be phased in 25% in 2000, 75% in 2001 and 100% thereafter, grown at 5% annually; (ii) a restructuring charge based on fully phased-in cost savings; and (iii) an assumed amount of deposit divestitures, with associated assumptions for return on deposits (i.e., return on assets) and a deposit sale premium. The transaction synergy cash flows were discounted to present values at an assumed discount rate of 11%, and terminal values were based on assumed multiples of projected 2009 transaction synergies ranging from 8.0x to 10.0x. This discounted cash flow analysis indicated a reference range for total transaction synergies of $2.62 to $2.96 per share of First Security's common stock.

    In addition, J.P. Morgan tested the sensitivity of the values for First Security on a stand-alone basis and for transaction synergies by varying certain assumptions. The reference ranges were not materially changed by reasonable variations of key assumptions.

    This summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that one must consider its opinion, the summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, J.P. Morgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan based that analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that either company or the combined company might achieve, which values may be higher or lower than those indicated. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, none of First Security, Wells Fargo, J.P. Morgan or any other person assumes responsibility if future results are materially different from those forecasted. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

    As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. First Security selected J.P. Morgan to advise it and deliver a fairness opinion with respect to the merger on the basis of such experience and its familiarity with First Security.

    J.P. Morgan acted as financial advisor to First Security with respect to the proposed merger with Wells Fargo and will receive a fee from First Security for its services equal to 0.45% of the aggregate purchase price paid in the merger upon consummation of the merger. This fee will be reduced by the $250,000 engagement fee that J.P. Morgan received in connection with the financial advice it provided to First Security relative to First Security's proposed merger with Zions Bancorporation, which transaction was terminated on April 1, 2000. First Security also agreed to reimburse J.P. Morgan for its reasonable expenses, including the fees and disbursements of counsel, and to indemnify J.P. Morgan against various liabilities, including liabilities which might arise under the federal securities laws. In providing financial advisory services to First Security relative to the proposed merger with Wells Fargo, J.P. Morgan was not requested to, and did not, solicit third party indications of interest in acquiring all or any portion of First Security.

    In the past, J.P. Morgan Securities Inc. and its affiliates have provided financial advisory, capital markets and commercial banking services to First Security, for which they have received customary fees. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of First Security or Wells Fargo for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

INTERESTS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS

    First Security's directors and executive officers may be considered to have interests in the merger that are in addition to their interests as stockholders of First Security generally. First Security's board of directors was aware of these interests and considered them, among other things, when it approved the merger agreement. In addition, upon a change of control of First Security, each option holder will have the right to elect, during the 60-day period following shareholder approval of the merger, to exercise each outstanding option and receive in respect thereof the number of shares of First Security common stock with a fair market value equal to the difference between (a) the higher of the merger price or the highest reported sales price during the 60-day period prior to and including the date of shareholder approval and (b) the exercise price. The transactions provided for by the merger agreement will constitute a change of control under the First Security stock-based plans.

    EMPLOYMENT AGREEMENTS

    In connection with the signing of the merger agreement, Wells Fargo entered into employment agreements with Spencer F. Eccles, the current Chairman of the Board and Chief Executive Officer of First Security, and Morgan J. Evans, the current President and Chief Operating Officer of First Security. In addition, Wells Fargo entered into employment agreements with the following four executive vice presidents of First Security: Brad D. Hardy, J. Pat McMurray, L. Scott Nelson and Scott C. Ulbrich and with three other officers of First Security.

    EMPLOYMENT AGREEMENTS WITH FIRST SECURITY EXECUTIVE OFFICERS. The term of Mr. Eccles' employment agreement begins on the effective date of the merger and expires on the last day of the month in which he attains age 70. Pursuant to Mr. Eccles' employment agreement, Mr. Eccles will serve as Chairman of Wells Fargo's Intermountain Region banking activities. During the employment period, Mr. Eccles will serve as a member of Wells Fargo's board of directors, subject to Wells Fargo's retirement policy.

    Pursuant to Mr. Eccles' employment agreement, for each year until the annual stockholders' meeting in 2002, he will receive (1) an annual base salary no less than the annual base salary in effect immediately prior to the date of the merger agreement, and (2) an annual cash bonus no less than the annual bonus earned by Mr. Eccles in respect of the 1998 calendar year (pro-rated for the 2002 calendar year). After the annual stockholders' meeting in 2002 and until the month in which Mr. Eccles attains age 70, he will receive an annual base salary of $800,000.

    Upon completion of the merger, Wells Fargo will grant Mr. Eccles an option to acquire 85,000 shares of Wells Fargo's common stock which will vest in three equal installments over the period ending with the annual stockholders' meeting in 2002, will have an exercise price equal to the fair market value of Wells Fargo common stock on the date of grant and will have a term of ten years from the date of grant without regard to Mr. Eccles' earlier termination of employment. Mr. Eccles will also be granted an additional option to acquire 100,000 shares of Wells Fargo common stock in calendar year 2001, which will vest on the day before the annual stockholders' meeting in 2002, will have an exercise price equal to the fair market value of Wells Fargo common stock on the date of grant and will have a term of ten years from the date of grant without regard to Mr. Eccles' earlier termination of employment.

    Mr. Eccles' employment agreement provides for an annual retirement benefit of $1,000,000, less any amounts accrued under qualified and non-qualified defined benefit retirement plans, commencing upon his 70(th) birthday. Upon the death of Mr. Eccles, his current spouse (if she survives him) will receive an annual benefit in an amount equal to 50% of the retirement benefit determined in accordance with the preceding sentence. Mr. Eccles will receive a special bonus of $1.5 million on his 70(th) birthday. Mr. Eccles will also be entitled to participate in Wells Fargo's medical and dental benefit plans until the annual stockholders' meeting in 2002, and thereafter, Mr. Eccles will be entitled to receive post-retirement welfare benefits based on the greater of the benefits that he would have been eligible to receive if he had retired at the completion of the merger and the benefits that are provided to retired executive officers of Wells Fargo at any time thereafter.

    In the event that Mr. Eccles' employment is terminated prior to the annual stockholders' meeting in 2002 by Wells Fargo other than for cause or disability, or by Mr. Eccles for good reason (each as defined in Mr. Eccles' employment agreement), Mr. Eccles will be entitled to receive the following payments and benefits:

    - annual base salary through the date of termination and a pro-rata annual bonus through the date of termination;

    - an amount equal to the product of (1) the number of months and portions thereof from the date of termination until the annual stockholders' meeting in 2002, divided by 12, and (2) the sum of Mr. Eccles' annual base salary and the bonus paid to Mr. Eccles for the 1998 calendar year;

    - continued medical and dental benefits for Mr. Eccles and his spouse through the last day of the month in which Mr. Eccles attains age 70, on the same basis such benefits were provided immediately prior to the date of termination;

    - the special $1.5 million bonus will become immediately payable; and

    - the stock options granted to Mr. Eccles as described above will vest immediately;

    In the event that Mr. Eccles' employment is terminated for cause or Mr. Eccles' terminates his employment agreement without good reason prior to the annual stockholders' meeting in 2002, Wells Fargo will provide continued medical benefits to Mr. Eccles and his current spouse through the month in which he attains age 70 and the retirement benefit will commence (at a rate of $800,000 per year until his 70(th) birthday).

    If any amounts payable to Mr. Eccles under the employment agreement or otherwise would be subject to the excise tax under section 4999 of the Code, an additional payment will be made so that after the payment of all income and excise taxes, Mr. Eccles will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if these additional payments (excluding any additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid without requiring payment of the excise tax, no additional payments will be made on account of the excise tax. Instead, the payments otherwise due will be reduced as necessary to prevent the application of the excise tax. On completion of the merger, Mr. Eccles' new employment agreement will supersede his change of control severance agreement described below. See "--Existing First Security Change of Control Severance Agreements".

    The term of Mr. Evans' employment agreement is six months and the term of each employment agreement with the other executives is one year, in each case commencing on the completion of the merger. Pursuant to the employment agreements, Mr. Evans and the other executives will serve in the following positions:

Mr. Evans................  Transition Manager
Mr. Caughlin.............  Operations Manager
                           Loan Supervisor--Commercial Banking--Wholesale
                           Banking
Mr. Golden...............
Mr. Hardy................  Transition Manager
                           Executive Vice President
Mr. Howell...............
Mr. McMurray.............  Regional President, Idaho
Mr. Nelson...............  Regional President, Utah and SW Wyoming
Mr. Ulbrich..............  Private Client Services Manager

    Pursuant to the employment agreements, each of Mr. Evans and the other executives will receive an annual base salary of no less than the annual base salary in effect on the date of the merger agreement. Mr. Evans will receive an annual cash bonus equal to the annual bonus he earned for 1998, and each of the other executives will receive an annual cash bonus equal to his annual bonus opportunity for the 2000 calendar year under the First Security Management Annual Cash Incentive Bonus Plan. The employment agreements for the other executives also provide for the payment of a retention bonus on the first anniversary of the completion of the merger, in an amount equal to 35% of the sum of the executive's annual base salary and 1998 annual bonus. Mr. Evans' employment agreement provides that at the time that his retirement benefit commences under First Security's tax-qualified defined benefit retirement plan, he will receive an additional annual retirement benefit of $135,000. Upon the death of Mr. Evans, his current spouse (if she survives him) will receive an annual benefit for her life in an amount equal to 50% of the additional retirement benefit.

    Pursuant to Mr. Evans' employment agreement, upon the first to occur of the termination of Mr. Evans' employment or the expiration of six months following the merger, Mr. Evans will serve as a consultant to Wells Fargo for two years, provided that his employment is not terminated as a result of death, disability, by Wells Fargo for cause or by Mr. Evans other than for good reason (each as defined in Mr. Evans' employment agreement). During the two-year consulting period, Mr. Evans will be available to perform consulting services for Wells Fargo on a basis reasonably acceptable to both parties, will receive as compensation for such services an annual consulting fee of $500,000 and will receive continued welfare benefits and outplacement services. Upon the termination of Mr. Evans' consulting services other than for cause, Mr. Evans will be entitled to receive a lump-sum payment in an amount equal to the consulting fees for the remainder of the two year consulting period and will continue to receive the welfare benefits and outplacement benefits for the remainder of the periods provided in Mr. Evans' existing change of control severance agreement with First Security.

    The employment agreements for the other executives provide that upon the completion of the merger, each other executive will be granted an option to acquire 37,500 shares of Wells Fargo common stock. The stock option will vest in full on the first anniversary of the completion of the merger, subject to accelerated vesting upon a change of control of Wells Fargo as defined in Wells Fargo's stock incentive plan, will have an exercise price equal to the fair market value of Wells Fargo common stock on the date of grant and will have a term of ten years from the date of grant without regard to the earlier termination of employment of an other executive.

    In the event that, prior to the expiration of the term of the relevant employment agreement, the employment of Mr. Evans or of the other executives is terminated by Wells Fargo other than for cause or disability, or by the executive for good reason (each as defined in the respective employment agreement), the terminated executive will be entitled to receive the following payments and benefits:

    - annual base salary through the date of termination and a pro-rata annual bonus through the date of termination;

    - an amount equal to the product of (1) the sum of the annual base salary and the target annual bonus in respect of calendar year 2000 (1998 annual bonus in the case of Mr. Evans), and (2) the number of months and portions thereof from the date of termination through the expiration of the term of the employment agreement, divided by 12;

    - in the case of the executives other than Mr. Evans, the grant of 37,500 stock options described above will immediately vest;

    - in the case of the executives other than Mr. Evans, payment of the retention bonus described above;

    - welfare benefits and outplacement services for the periods provided in the other executives' existing change of control severance agreements with First Security (and for Mr. Evans, continued medical and dental benefits through the expiration of the term of the employment agreement and, thereafter, the welfare benefits and outplacement services provided for under his change of control severance agreement with First Security); and

    - in the case of Mr. Evans, payment of the additional annual retirement benefit described above, commencing when otherwise payable.

    If any amounts payable to Mr. Evans or the other executives under the employment agreements or otherwise would be subject to the excise tax under section 4999 of the Code, an additional payment will be made so that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if these additional payments (excluding any additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid without requiring payment of the excise tax, no additional payments will be made on account of the excise tax. Instead, the payments otherwise due will be reduced as necessary to prevent the application of the excise tax. On completion of the merger, Mr. Evans' and the other executives' new employment agreements will supersede their change of control severance agreements described below. See "--Existing First Security Change of Control Severance Agreements".

    EXISTING FIRST SECURITY CHANGE OF CONTROL SEVERANCE AGREEMENTS. Change of control severance agreements are in effect between First Security and a number of its executive officers, including Mr. Eccles, Mr. Evans and each of the other executives.

    Under the change of control severance agreements, if, during the three-year period following a change of control, the employment of a covered executive is terminated other than for cause or due to death or disability, or by the covered executive for good reason, the covered executive will be entitled to receive a payment consisting of:

    - a PRO RATA annual bonus through the date of termination, based on the higher of (1) the annual bonus earned in the year prior to the date of termination and (2) the highest annual bonus earned in the three years before the change of control (the "highest annual bonus");

    - three times the sum of the covered executive's base salary and the highest annual bonus; plus

    - an amount generally equal to the value of three years' additional service credit under First Security's tax-qualified and supplemental retirement plans.

    In addition, on a covered termination following a change of control, each covered executive will be entitled to continued welfare benefit coverage for three years after the date of termination and outplacement services.

    If any amounts payable under the change of control severance agreements or otherwise would be subject to the excise tax under section 4999 of the Internal Revenue Code, an additional payment will be made so that after the payment of all income and excise taxes, the covered executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if these additional payments (excluding additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid to the covered executive without requiring payment of the excise tax, no additional payments will be made on account of the excise tax. Instead, the payments otherwise due to the covered executive will be reduced as necessary to prevent the application of the excise tax.

    The transactions contemplated by the merger agreement will constitute a change of control under the change of control severance agreements. Upon completion of the merger, Mr. Evans' and the other executives' employment will be deemed to be terminated other than for cause for purposes of the change of control severance agreements. Thereafter, the new employment agreement with Wells Fargo will supersede the change of control severance agreements. See "--Employment Agreements with First Security Executive Officers."

    FIRST SECURITY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Under the First Security supplemental executive retirement plan, on a change of control of First Security, certain limitations under the plan will be waived, including the noncompetition restriction under the plan if retirement occurs within 36 months following the change of control. The transactions provided for by the merger agreement will constitute a change of control for purposes of the supplemental executive retirement plan.

    FIRST SECURITY STOCK-BASED RIGHTS.

    At the time of the merger, each option previously granted by First Security under the Comprehensive Management Incentive Plan, as amended, and the 1995 Non-Employee Director Stock Option Plan which is then outstanding and unexercised shall be converted automatically into an option to purchase shares of Wells Fargo common stock in the following manner:

        (i) the number of shares of Wells Fargo common stock to be subject to the new option shall be the product of the number of shares of First Security common stock subject to the original option and the exchange ratio of 0.355, provided that any fractional shares of Wells Fargo common stock resulting from such multiplication shall be rounded down to the nearest share; and

        (ii) the exercise price per share of Wells Fargo common stock under the new option shall be equal to the exercise price per share of First Security common stock under the original option divided by the exchange ratio of 0.355, provided that such exercise price shall be rounded to the nearest cent.

    Under First Security's stock-based plans, unvested stock options will become fully vested and exercisable on a change of control of First Security. The transactions provided for by the merger agreement will constitute a change of control under the First Security stock-based plans.

    Under the First Security Corporation Comprehensive Management Incentive Plan, upon a change of control, as defined in the plan, each option holder will have the right to elect, during the 60-day period following the change of control and whether or not the option is fully vested, to surrender all or part of the option and receive the number of shares of First Security common stock with a total fair market value equal to the number of shares of First Security common stock subject to the option or part thereof surrendered multiplied by the difference between (a) the higher of the merger price or the highest reported sales price during the 60-day period prior to and including the date of the change of control and (b) the exercise price. This right is referred to in this document as a "LIMITED STOCK APPRECIATION RIGHT" or "LSAR."

    Approval of the merger agreement by First Security stockholders will constitute a change of control under the First Security Comprehensive Management Incentive Plan, resulting in accelerated vesting and activation of the LSARs. As a result of the activation of the LSARs, accounting rules will require First Security to take a non-cash compensation charge equal to the in-the-money value of the options. The in-the-money value of an option will equal the amount by which the higher of the merger price or the highest reported sales price during the 60-day period prior to and including the date of stockholder approval exceeds the exercise price of the option. If First Security stockholders approve the merger agreement at the July 31, 2000 special meeting, this 60-day look-back period would run from June 2, 2000 to and including July 31, 2000.

    First Security cannot determine, as of the date of this proxy statement-prospectus, the exact amount of the non-cash compensation charge it will incur if stockholders approve the merger agreement. However, assuming a price of $16.31, which as of June 19, 2000 is the highest reported sales price for First Security common stock during the 60-day look-back period, First Security would incur a charge of approximately $48 million. The amount of the charge will be greater if the highest reported sales price for First Security common stock exceeds $16.31 during the look-back period.

    INDEMNIFICATION

    Wells Fargo has agreed to ensure that all rights to indemnification and all limitations of liability existing in First Security's certificate of incorporation or bylaws in favor of the present and former directors and officers of First Security with respect to claims arising from (a) facts or events that occurred before the effective time of the merger or (b) the merger agreement, the stock option agreement or any of the transactions contemplated by these agreements will survive the merger and continue in full force and effect.

    The merger agreement also provides that Wells Fargo will use its reasonable best efforts to cover for six years following the effective time the officers and directors of First Security and its subsidiaries under a director's and officer's liability insurance policy with respect to claims arising out of facts or events occurring before the effective time. This insurance will provide at least the same coverage and amounts as the coverage currently provided by First Security.

DISSENTERS' RIGHTS

    Under Delaware law, stockholders of First Security common stock do not have the right to dissent to the merger.

EXCHANGE OF CERTIFICATES

    After completion of the merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of First Security common stock a form of letter of transmittal, together with instructions, for the exchange of the holder's First Security stock certificates for a certificate representing Wells Fargo common stock.

    FIRST SECURITY STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

    No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of First Security common stock until after the certificates have been surrendered for exchange.

    When the exchange agent receives a surrendered certificate or certificates from a First Security stockholder, together with a properly completed letter of transmittal, it will issue and mail to the stockholder a certificate representing the number of whole shares of Wells Fargo common stock to which the stockholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

    A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

    The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for First Security common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

    After completion of the merger, no transfers will be permitted on the books of First Security. If, after completion of the merger, certificates for First Security common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

    None of Wells Fargo, First Security, the exchange agent or any other person will be liable to any former holder of First Security common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

REGULATORY APPROVALS

    The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System. The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act.

    Wells Fargo will file an application with the Federal Reserve Board requesting approval of the merger. Copies of the application will be provided to the U.S. Department of Justice (the "DOJ") and other governmental agencies. The application will describe the terms of the merger, the parties involved and the activities to be conducted by Wells Fargo as a result of the merger and will provide other financial and managerial information. In evaluating the application, the Federal Reserve Board will consider the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the merger. Among other things, the Federal Reserve Board will evaluate the capital adequacy of Wells Fargo before and after completion of the merger.

    The Federal Reserve Board may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The Federal Reserve Board may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public. Wells Fargo and First Security expect to divest approximately $1.2 billion of deposits and associated loans in connection with obtaining Federal Reserve Board approval of the merger. Wells Fargo and First Security can give no assurance that the Federal Reserve Board or the DOJ will not seek greater levels of divestiture.

    Applicable federal law provides for the publication of notice and public comment on the application filed by Wells Fargo with the Federal Reserve Board. Under current law, the merger may not be completed until the Federal Reserve Board has approved the merger and a period of 30 days, or fewer if prescribed by the Federal Reserve Board with the concurrence of the Attorney General of the United States, following the date of approval by the Federal Reserve Board, has expired.

    Prior approval of the merger is also required from the State of Nevada. First Security also owns certain nonbanking subsidiaries. As a result of the acquisition of First Security, Wells Fargo will also acquire these nonbanking subsidiaries, which will require that prior notice be given to the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act.

    The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by First Security stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

    Wells Fargo and First Security are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and First Security intend to seek any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

    The merger cannot be completed unless all necessary regulatory approvals are granted and all statutory waiting periods thereafter have expired. In addition, Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. However, a divestiture that is required as a condition to a regulatory approval will not be deemed to be unreasonably burdensome to Wells Fargo if the divestiture is consistent with U.S. Department of Justice and Federal Reserve Board guidelines, policies and practices concerning the merger of bank holding companies that have been used in transactions that have recently been reviewed by those agencies prior to the date of the merger agreement. See "The Merger Agreement--Conditions to the Merger" and "--Termination of the Merger Agreement" and "Regulation and Supervision of Wells Fargo--Bank Holding Company Activities--Regulatory Approval."

EFFECT OF MERGER ON FIRST SECURITY'S EMPLOYEE BENEFIT PLANS

    Each person who is an employee of First Security or a First Security subsidiary as of the effective date of the merger will be eligible for the employee welfare plans of Wells Fargo specified in the merger agreement, subject to any eligibility requirements applicable to such plans. Eligible employees will enter the specified plans not later than January 1, 2001.

    Each person who is an employee of First Security or a First Security subsidiary as of the effective date of the merger will be eligible for participation in the Wells Fargo 401(k) plan, subject to any eligibility requirements applicable to such plan. Each such employee shall also be eligible for participation in the Wells Fargo cash balance plan pursuant to the terms thereof, and shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any applicable eligibility requirements. Wells Fargo shall recognize years of past service with First Security or a First Security subsidiary and any predecessor of First Security or a First Security subsidiary for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

    Each person who is an employee of First Security or a First Security subsidiary as of the effective date of the merger will be eligible for participation in the employee benefit plans of Wells Fargo on the same basis as similarly situated employees of Wells Fargo, and Wells Fargo will give each employee of First Security credit for prior service with First Security or its subsidiaries, and any of their predecessors, for purposes of eligibility, vesting and levels of benefits under the Wells Fargo employee benefit plans for which the employee is eligible, subject to any eligibility requirements applicable to these plans. Eligible employees will enter the specified plans on the effective date of the merger or on such later date on which the employee becomes eligible to participate upon conversion to Wells Fargo's payroll systems.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to First Security stockholders who hold First Security common stock as a capital asset. The summary is based on the U.S. tax code, regulations under the U.S. tax code, administrative rulings and court decisions, as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger. In particular, this summary may not address U.S. federal income tax considerations applicable to you if you are a First Security stockholder subject to special treatment under U.S. federal income tax law, including, for example:

    - foreign persons;

    - financial institutions;

    - dealers in securities;

    - traders in securities who elect to apply a mark-to-market method of accounting;

    - insurance companies;

    - tax-exempt entities;

    - holders who acquired their shares of First Security common stock through exercise of an employee stock option or right, or otherwise as compensation; and

    - holders who hold First Security common stock as part of a hedge, straddle, conversion or constructive sale transaction.

    In addition, we do not provide any information in this document about the tax consequences of the merger under applicable foreign, state or local laws or under any federal laws other than those relating to the income tax.

    We urge you to consult with your tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

    In connection with the filing with the SEC of the registration statement containing this document, the law firm of Wachtell, Lipton, Rosen & Katz has delivered to Wells Fargo and First Security an opinion addressing the material U.S. federal income tax consequences of the merger. This opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in the opinion. In rendering this opinion, Wachtell, Lipton, Rosen & Katz required and relied upon factual representations contained in certificates of officers of Wells Fargo and First Security. The opinion is to the effect that, for U.S. federal income tax purposes:

    - the merger will constitute a reorganization within the meaning of
      Section 368(a) of the U.S. tax code;

    - no gain or loss will be recognized by the holders of First Security common stock upon receipt of Wells Fargo common stock, except with respect to cash received instead of fractional shares of Wells Fargo common stock;

    - the basis of Wells Fargo common stock received, including fractional shares deemed received and redeemed as described below, by the stockholders of First Security will be the same as the basis of the First Security common stock exchanged therefor; and

    - the holding period of shares of Wells Fargo common stock received, including fractional shares deemed received and redeemed as described below, by the stockholders of First Security will include the holding period of the First Security common stock, provided that the shares of First Security common stock were held as a capital asset as of the effective time of the merger.

    First Security will not be required to complete the merger unless it receives an additional opinion of Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, based on the facts and assumptions stated in that opinion, substantially to the same effect as the opinion described above.

    None of the tax opinions delivered or to be delivered to the parties in connection with the merger as described in this document are binding on the Internal Revenue Service or the courts, and First Security does not intend to request a ruling from the Internal Revenue Service with respect to the merger.

    If you receive cash instead of a fractional share interest in Wells Fargo common stock, you will be treated as having received that fractional share interest and then as having received the cash in redemption of the fractional share interest, and in most cases you should recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the shares of First Security common stock allocable to the fractional share interest. This capital gain or loss would be a long-term capital gain or loss if the holding period for the fractional share interest in Wells Fargo common stock (determined as described above) is greater than one year at the effective time.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Payments related to First Security common stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to you, or another payee, if you or the payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter, or otherwise proves to Wells Fargo and the exchange agent that you or the payee is exempt from backup withholding.

RESALE OF WELLS FARGO COMMON STOCK ISSUED IN THE MERGER

    The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to First Security stockholders who are considered to be "affiliates" of First Security or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under
Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

    Affiliates of First Security may not sell the shares of Wells Fargo common stock received in the merger except:

    - pursuant to an effective registration statement under the Securities Act;

    - in compliance with an exemption from the registration requirements of the Securities Act; or

    - in compliance with Rule 145 under the Securities Act.

    Generally, those rules permit resales of stock received by First Security affiliates during the year following the completion of the merger so long as Wells Fargo has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions, and freely thereafter.

    First Security has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of First Security that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

    This document does not cover any resales of Wells Fargo common stock received by affiliates of First Security.

STOCK EXCHANGE LISTING

    The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange. The listing of the Wells Fargo common stock to be issued in the merger is a condition to First Security's obligation to complete the merger.

ACCOUNTING TREATMENT

    Wells Fargo expects to account for the merger as a pooling-of-interests. Under the pooling-of-interests accounting method, the previously recorded assets and liabilities of Wells Fargo and First Security would be carried forward to the combined company at their recorded amounts. In addition, in the combined company's financial reporting following the completion of the merger, its income and expenses would include income and expenses of Wells Fargo and First Security for the entire fiscal year in which the merger occurs and the reported results of the separate corporations for prior periods would be combined and restated as the results of the combined company. To comply with the requirements for pooling of interests accounting treatment, Wells Fargo intends to reduce, prior to completion of the merger, its previously announced common stock repurchase authority.

    The unaudited pro forma data included in this proxy statement-prospectus for the merger have been prepared using the pooling-of-interests method of accounting. See "Summary--Comparative Per Common Share Data."

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS DOCUMENT AS APPENDIX A AND IS INCORPORATED BY REFERENCE INTO THIS DOCUMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT. FIRST SECURITY STOCKHOLDERS ARE ENCOURAGED TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY. PARENTHETICAL REFERENCES ARE TO THE RELEVANT PARAGRAPH OR PARAGRAPHS OF THE MERGER AGREEMENT.

BASIC PLAN OF MERGER

    The merger agreement provides that a wholly owned subsidiary of Wells Fargo will merge by statutory merger with and into First Security, with First Security as the surviving corporation. (PARAGRAPH 1(A))

    EXCHANGE OF WELLS FARGO SHARES FOR FIRST SECURITY SHARES

    Under the merger agreement, each share of First Security common stock outstanding immediately before the merger is to be converted into 0.355 of a share of Wells Fargo common stock. (PARAGRAPH 1(A))

    Since the price of Wells Fargo common stock will fluctuate, First Security cannot assure you as to the value of the shares of Wells Fargo common stock you will receive in the merger.

    NO ADJUSTMENTS FOR PRICE FLUCTUATIONS

    NO ADJUSTMENT WILL BE MADE TO THE NUMBER OF SHARES OF WELLS FARGO COMMON STOCK YOU WILL RECEIVE FOR YOUR SHARES OF FIRST SECURITY COMMON STOCK TO REFLECT FLUCTUATIONS IN THE PRICE OF WELLS FARGO COMMON STOCK OCCURRING PRIOR TO COMPLETION OF THE MERGER.

    CONVERSION OF FIRST SECURITY OPTIONS

    At the time of the merger, each option previously granted by First Security under the Comprehensive Management Incentive Plan, as amended, and the 1995 Non-Employee Director Stock Option Plan which is then outstanding and unexercised shall be converted automatically into an option to purchase shares of Wells Fargo common stock in the following manner:

    (i) the number of shares of Wells Fargo common stock to be subject to the new option shall be the product of the number of shares of First Security common stock subject to the original option and the exchange ratio of 0.355, provided that any fractional shares of Wells Fargo common stock resulting from such multiplication shall be rounded down to the nearest share; and

    (ii) the exercise price per share of Wells Fargo common stock under the new option shall be equal to the exercise price per share of First Security common stock under the original option divided by the exchange ratio of 0.355, provided that such exercise price shall be rounded to the nearest cent. (PARAGRAPH 1(B))

    ADJUSTMENTS FOR CHANGES IN CAPITALIZATION

    If, before the merger is completed, the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio. (PARAGRAPH 1(C))

    CASH IN LIEU OF FRACTIONAL SHARES

    If the aggregate number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange for each of the five consecutive trading days ending on the day immediately preceding the special meeting called to vote on the merger. (PARAGRAPH 1(D))

    TREASURY SHARES

    Shares of First Security common stock held by First Security or Wells Fargo, other than shares held in a fiduciary capacity for third parties, such as shares held in trust accounts, managed accounts and the like, and any shares held by First Security or Wells Fargo or any of their subsidiaries in respect of debts previously contracted, will be canceled and will not be converted into the right to receive Wells Fargo common shares.

    EFFECTIVE DATE AND TIME OF THE MERGER

    The effective date of the merger will be the day on which a certificate of merger is filed with and accepted by the Delaware Secretary of State. The merger agreement provides that a certificate of merger will be filed within 10 business days after the satisfaction or waiver of all conditions to the merger or on such other date as Wells Fargo and First Security may agree, provided that the filing date will not be the last business day of a calendar month. See "Conditions To The Merger." The effective time of the merger will be 11:59 p.m., Salt Lake City, Utah time, on the effective date of the merger. (PARAGRAPH 1(E))

    REVISED MERGER STRUCTURE

    Subject to the conditions described below, Wells Fargo has the right under the merger agreement to revise the structure of the proposed transaction so that:

    - First Security is merged into a subsidiary of Wells Fargo; or

    - First Security is merged directly into Wells Fargo.

    Wells Fargo may revise the structure of the transaction only if the revised structure does not:

    - change the amount or kind of consideration to be received by First Security in the merger;

    - adversely affect the tax treatment of the merger to First Security stockholders; and

    - impede or delay the completion of the merger.

    Assuming these conditions are met, Wells Fargo may revise the structure of the transaction without notice to you. (PARAGRAPH 1(F))

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties by Wells Fargo and/or First Security concerning, among other things (PARAGRAPHS 2 AND 3):

    - corporate organization, standing and authority;

    - subsidiaries;

    - capitalization;

    - corporate authority and action;

    - compliance of the merger agreement with, and the need for consent or approval under applicable law and contracts and organizational documents;

    - governmental and third party consents and approvals;

    - good title to properties and effectiveness of leases;

    - financial statements and filings with the SEC and other governmental agencies;

    - the filing of tax returns, the payment of taxes and the absence of certain tax proceedings;

    - absence of material changes in business since December 31, 1999;

    - contracts and commitments;

    - absence of certain pending or threatened litigation;

    - insurance;

    - compliance with laws;

    - labor matters;

    - material interests of certain persons in material contracts of First Security or its subsidiaries;

    - employee benefit plans;

    - information provided for inclusion in this document;

    - absence of any obligation to register securities;

    - absence of undisclosed broker's fees;

    - proper administration of fiduciary accounts;

    - absence of default on material agreements;

    - absence of undisclosed environmental liabilities; and

    - termination of the Agreement and Plan of Merger, dated as of June 6, 1999, between First Security and Zions Bancorporation.

CERTAIN COVENANTS

    The merger agreement has a number of covenants and agreements that govern the actions of First Security and Wells Fargo pending completion of the merger. Some of the covenants and agreements are summarized below.

    CONDUCT OF BUSINESS

    FIRST SECURITY

    Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, First Security and each First Security subsidiary WILL:

    - maintain its corporate existence in good standing;

    - maintain the general character of its business;

    - conduct its business in the ordinary and usual manner;

    - extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files, except that it will not, without Wells Fargo's consent, which consent will be deemed waived under certain specified circumstances, (A) make any loans equal to or greater than $1,000,000 to a person that is not a borrower as of April 9, 2000, or
      (B) make any new loan or modify, restructure or renew any existing loan (except pursuant to pre-existing commitments) to any borrower who has aggregate loans of over $1,000,000 if the amount of the new loan, when aggregated with all other loans or extensions of credit to such person, would exceed $2,500,000;

    - maintain proper business and accounting records in accordance with generally accepted principles;

    - maintain its properties in good repair and condition, with the exception of ordinary wear and tear;

    - maintain in all material respects insurance coverage or its commercial equivalent;

    - use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it;

    - use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the merger;

    - comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of First Security and each First Security subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect with respect to First Security; and

    - permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. (PARAGRAPH 4(A))

    Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, until the effective date of the merger, First Security and each First Security subsidiary WILL NOT:

    - amend or otherwise change its articles of incorporation or association or bylaws;

    - issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities except upon the exercise of the stock option agreement or upon the exercise of certain stock options;

    - authorize or incur any long-term debt (other than deposit liabilities);

    - mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

    - subject to specified exceptions, enter into any material agreement, contract or commitment that is in excess of $50,000;

    - make any investments except U.S. Treasury securities made by First Security's bank subsidiaries in the ordinary course of business for terms of up to two years and in amounts of $100,000,000 or less;

    - amend or terminate any employee benefit plan except as required by law or by the merger agreement;

    - make any contributions to any specified employee benefit plan except as required by the terms of the plan in effect as of the date of the merger agreement, or as amended to comply with applicable law;

    - declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a First Security subsidiary's board of directors in accordance with applicable law and regulation, provided that:

       - First Security's board of directors may declare and pay cash dividends out of the net earnings of First Security between the date of the merger agreement and the effective date of the merger in accordance with applicable law and regulation and in accordance with past practice in an amount not to exceed an annualized rate of $0.56 per share; and

       - First Security stockholders will be entitled to have a cash dividend declared on First Security common stock or on Wells Fargo common stock, but not both, in the calendar quarter in which the merger closes;

    - increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans, agreements or practices;

    - sell or otherwise dispose of any shares of capital stock of any First Security subsidiary; or

    - sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business. (PARAGRAPH 4(B))

    WELLS FARGO

    Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. (PARAGRAPH 5(A))

    COMPETING TRANSACTIONS

    Neither First Security or any First Security subsidiary nor any director, officer, representative or agent of First Security or any First Security subsidiary may, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any entity or group, other than Wells Fargo, concerning any offer or possible offer to:

    - purchase its common stock, any security convertible into its common stock, or any other equity security of First Security or any of its subsidiaries;

    - make a tender or exchange offer for any shares of its common stock or other equity security of First Security or any of its subsidiaries;

    - purchase, lease or otherwise acquire the assets of First Security or any of its subsidiaries except in the ordinary course of business; or

    - merge, consolidate or otherwise combine with First Security or any of its subsidiaries.

    First Security and each of its subsidiaries, as applicable, have also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing. (PARAGRAPH 4(H))

    OTHER COVENANTS

    The merger agreement contains various other covenants, including covenants relating to the preparation and distribution of this document, access to information, and the listing by Wells Fargo on the New

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York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger. In addition, First Security has agreed to:

    - redeem the outstanding shares of First Security preferred stock immediately prior to completion of the merger; and

    - use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or stockholder of First Security who may reasonably be deemed an "affiliate" of First Security within the meaning of such term as used in Rule 145 of the Securities Act. (PARAGRAPHS 4(L) AND 4(N) AND EXHIBIT B) See "The Merger--Resale of Wells Fargo Common Stock Issued In The Merger."

CONDITIONS TO THE MERGER

    Under the merger agreement, various conditions are required to be met before the parties are obligated to complete the merger. These conditions are customary and include such items as:

    - the continued accuracy of the other party's representations and warranties;

    - the performance by the other party of its obligations under the merger agreement;

    - the receipt of stockholder and regulatory approval, and the absence of any order restraining or enjoining the merger; and

    - subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have a material adverse effect on the other party.

    Various additional conditions must be met before First Security is obligated to complete the merger, including:

    - the listing of the Wells Fargo shares to be delivered to the First Security stockholders on the New York Stock Exchange or the Chicago Stock Exchange;

    - the receipt by Wells Fargo of all securities law or blue sky authorizations necessary to carry out the merger; and

    - the receipt by First Security of a favorable tax opinion. See "The Merger--U.S. Federal Income Tax Consequences of The Merger."

    In addition, various conditions must be met before Wells Fargo is obligated to complete the merger, including:

    - the receipt by First Security and each First Security subsidiary of any and all material consents or waivers from third parties to loan agreements, leases or other contracts required for the consummation of the merger, and the receipt by First Security and each First Security subsidiary of any and all permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the merger;

    - the total number of shares of First Security common stock outstanding and subject to issuance upon exercise, assuming for this purpose that phantom shares and other share-equivalents constitute First Security common stock, of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not exceed 210,000,000; and

    - the resignations of each member of First Security's board of directors.

    Some of the conditions to the merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the merger may be waived by the party seeking to assert the condition. (PARAGRAPHS 6 AND 7)

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
TERMINATION OF THE MERGER AGREEMENT

    TERMINATION BY MUTUAL CONSENT

    Wells Fargo and First Security can agree to terminate the merger agreement at any time before completion of the merger. (PARAGRAPH 9(A)(I))

    TERMINATION BY EITHER WELLS FARGO OR FIRST SECURITY

    Either Wells Fargo or First Security can terminate the merger agreement without the consent of the other if any of the following occurs:

    - There is a material breach by the other party which has not been cured in 30 days. (PARAGRAPH 9(A)(II))

    - The merger has not been completed by December 31, 2000, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party.
      (PARAGRAPH 9(A)(III))

    - A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement. (PARAGRAPH 9(A)(IV))

EFFECT OF TERMINATION

    Generally, if either party terminates the merger agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the merger agreement governing confidential information and expenses incurred in connection with the merger continue in effect after termination of the merger agreement. (PARAGRAPH 9(B))

WAIVER AND AMENDMENT

    Either Wells Fargo or First Security may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement. (PARAGRAPH 16)

    Wells Fargo and First Security can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after First Security stockholders approve the merger if the amendment would change in a manner adverse to First Security stockholders the consideration to be received by First Security stockholders in the merger. (PARAGRAPH 17)

EXPENSES

    Wells Fargo and First Security will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel. (PARAGRAPH 10)

                             STOCK OPTION AGREEMENT

    THE FOLLOWING DESCRIPTION SETS FORTH THE MATERIAL PROVISIONS OF THE STOCK OPTION AGREEMENT, BUT DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE AGREEMENT, WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ALL FIRST SECURITY STOCKHOLDERS ARE URGED TO READ THE STOCK OPTION AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

GENERAL

    Following the execution of the merger agreement, Wells Fargo and First Security entered into a stock option agreement, dated April 9, 2000. Pursuant to the stock option agreement, First Security granted to Wells Fargo an option to purchase First Security common stock from First Security on the conditions described below.

    Wells Fargo and First Security entered into the option agreement in order to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement, and to compensate Wells Fargo for the efforts undertaken and the expenses, losses and opportunity costs incurred in the transactions in the event of certain acquisitions or potential acquisitions of First Security by a third party. The stock option agreement may have the effect of discouraging offers by third parties to acquire First Security prior to the completion of the merger, even if such persons were prepared to offer to pay consideration having a higher market price than the First Security common stock to be received by Wells Fargo under the merger agreement.

    Pursuant to the stock option agreement, First Security granted Wells Fargo an option to purchase up to 41,551,200 shares of First Security common stock. Although the number of shares Wells Fargo may purchase is subject to adjustment in certain circumstances (described below), it will never exceed 19.9% of the number of shares of First Security common stock outstanding immediately before exercise of the option. Shares that are subject to or issued pursuant to the option are not taken into account in determining the maximum number of shares that may be issued under the option. The exercise price of the option is $12.78 per share, and is also subject to adjustment in certain cases. We refer to that exercise price, as adjusted, as the "Option Price."

EXERCISE OF THE OPTION

    Wells Fargo may exercise the option only after the occurrence of both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below), but before the occurrence of an Exercise Termination Event (as defined below). The purchase of any shares of common stock of First Security pursuant to the option is subject to compliance with applicable law, including the prior approval of the Federal Reserve.

    The stock option agreement generally defines the term "Initial Triggering Event" to mean any of the following events or transactions with respect to First
Security:

    - First Security or any of its subsidiaries enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party or the board of directors of First Security recommends that its stockholders approve or accept any Acquisition Transaction, other than the merger;

    - a third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the shares of the outstanding common stock of First Security;

    - the stockholders of First Security vote but fail to approve the merger agreement at the applicable special meeting or such special meeting is canceled or otherwise not held in violation of the merger agreement and prior to the stockholder vote or cancellation it has been publicly announced that any third party has made or disclosed an intention to make an Acquisition Transaction;

    - the board of directors of First Security withdraws or adversely modifies or qualifies, or publicly announces its intention to withdraw, modify or qualify, its recommendation that the stockholders of First Security approve the transaction contemplated by the merger agreement, or First Security or any of its subsidiaries authorizes, recommends or proposes, or publicly announces its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with a third party;

    - a third party files with the SEC a registration statement or tender offer materials with respect to a potential exchange offer or tender offer that would constitute an Acquisition Transaction, or files a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer;

    - First Security willfully breaches any covenant or obligation contained in the merger agreement in anticipation of an Acquisition Transaction, and following such breach Wells Fargo would be entitled to terminate the merger agreement; or

    - a third party files an application with the Federal Reserve or another governmental authority for approval to engage in an Acquisition Transaction.

    As used in the stock option agreement, the term "Acquisition Transaction" means:

    - a merger, consolidation or similar transaction involving First Security or any of its subsidiaries;

    - a purchase, lease or other acquisition of all or substantially all of the assets or deposits of First Security or any of its subsidiaries; or

    - a purchase or other acquisition of securities representing 10% or more of the voting power of First Security or any of its subsidiaries.

    The stock option agreement generally defines the term "Subsequent Triggering Event" to mean any of the following events or transactions:

    - the acquisition by a third party of beneficial ownership of 25% or more of the outstanding common stock of First Security; or

    - First Security or any of its subsidiaries entering into an agreement to engage in an Acquisition Transaction with a third party or the board of directors of First Security recommends that its stockholders approve or accept any Acquisition Transaction, other than the merger; however, if such Acquisition Transaction contemplates the acquisition of securities of First Security, the acquisition must be of securities representing 25% (not just 10%) or more of the voting power of First Security or any of its subsidiaries.

    Under the stock option agreement, an "Exercise Termination Event" will occur, preventing the further exercise of the stock option by Wells Fargo:

    - upon the completion of the merger;

    - immediately upon termination of the merger agreement so long as such termination:

       - occurs prior to an Initial Triggering Event, and

       - is not a termination under that section of the merger agreement providing for termination due to material breaches of representations, warranties, covenants or agreements by the other party; or

    - 18 months after the termination of the merger agreement if such termination:

       - is as a result of breaches of representations, warranties, covenants or agreements by the other party, or

       - occurs subsequent to the occurrence of an Initial Triggering Event.

    The right of Wells Fargo to exercise the option and certain other rights under the stock option agreement is subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods, to avoid liability under Section 16(b) of the Securities Exchange Act of 1934 or in the event of an injunction, order or judgment prohibiting or delaying such exercise. The Option Price and the number of shares issuable under the option are subject to adjustment in the event of specified changes in the capital stock of First Security.

REGISTRATION RIGHTS

    Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Wells Fargo will have the right, on two occasions, to require First Security to file, at First Security's expense, a registration statement with the SEC covering the shares of common stock issued or issuable pursuant to the option.

REPURCHASE OF OPTION OR OPTION SHARES

    The stock option agreement also provides that, upon the occurrence of a Repurchase Event, Wells Fargo may require First Security to repurchase the option and all or any part of the shares then issued under the option. The repurchase of the option shall be at a price per share equal to the amount by which the market/offer price (as defined in the stock option agreement) exceeds the Option Price, as applicable. A repurchase of any shares issued under the option will be at a price per share equal to the market/offer price.

    Under the stock option agreement, a "Repurchase Event" will be deemed to have occurred upon the occurrence of any of the following events:

    - the acquisition by any third party of (1) beneficial ownership of 50% or more of the then outstanding shares of common stock of First Security or
      (2) beneficial ownership of 15% or more of the then outstanding shares of common stock of First Security if First Security has violated the provisions of the merger agreement relating to its stockholder protection rights plan; or

    - the completion of any Acquisition Transaction; however, if such Acquisition Transaction contemplates the acquisition of securities of First Security, the acquisition must be of securities representing 25% (not just 10%) or more of the voting power of First Security or any of its subsidiaries.

SURRENDER OF OPTION FOR CASH PAYMENT

    Following the occurrence of a Repurchase Event prior to the occurrence of an Exercise Termination Event, Wells Fargo may relinquish the option to First Security in exchange for a cash payment by First Security of $100 million
(1) plus, if applicable, the purchase price paid by Wells Fargo for shares of common stock of First Security upon any previous exercise of the option and
(2) minus the excess of the net price received by Wells Fargo upon sale of shares acquired upon exercise of the option over the purchase price for such shares.

SUBSTITUTE OPTION

    If, prior to an Exercise Termination Event, First Security enters into an agreement:

    (1) to merge with a third party or engage in a plan of exchange, and First Security is not the surviving or acquiring corporation;

    (2) to merge with a third party or engage in a plan of exchange, and the common stock of First Security is converted into or exchanged for securities of a third party or cash or other property or the shares of common stock of First Security after the merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged company; or

    (3) to sell all or a substantial part of its or its subsidiaries' assets or deposits,

the option will be converted into or exchangeable for a substitute option. The substitute option will be issued, at the election of Wells Fargo, by:

    - (1) the continuing or surviving person of a consolidation or merger,
      (2) the acquiring person in a plan of exchange, (3) First Security in a merger or plan of exchange in which First Security is the continuing or surviving or acquiring person or (4) the transferee of all or a substantial portion of First Security's assets or deposits; or

    - any person that controls any such entity.

    The substitute option must have the same terms and conditions as the option. However, if the terms of the substitute option cannot, for legal reasons, be the same as those of the option, the terms of the substitute option must be as similar as possible and in no event less advantageous to Wells Fargo.

                         INFORMATION ABOUT WELLS FARGO

GENERAL

    Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

    At March 31, 2000, Wells Fargo had consolidated total assets of
$222.3 billion, consolidated total deposits of $141.5 billion and stockholders' equity of $23.6 billion. Based on assets at March 31, 2000, Wells Fargo was the 7(th) largest commercial banking organization in the United States.

    Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act of 1956, as amended. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

    Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo--and thus the right of Wells Fargo's creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation and Supervision of Wells Fargo--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

    Wells Fargo's principal executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is
(800) 411-4932.

MANAGEMENT AND ADDITIONAL INFORMATION

    Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1999. Wells Fargo's annual report on Form 10-K is incorporated by reference into this proxy statement-prospectus. First Security stockholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."

COMPETITION

    The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as securities firms and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

    Effective March 13, 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business. The financial services industry is also likely to become more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

INFORMATION ON WELLS FARGO'S WEB SITE

    Information on the internet web site of Wells Fargo or any subsidiary of Wells Fargo is not part of this proxy statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this proxy statement-prospectus or in a document that is incorporated by reference into this proxy statement-prospectus.

                   REGULATION AND SUPERVISION OF WELLS FARGO

    TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THOSE PROVISIONS. ALSO, SUCH STATUTES, REGULATIONS AND POLICIES ARE CONTINUALLY UNDER REVIEW BY CONGRESS AND STATE LEGISLATURES AND FEDERAL AND STATE REGULATORY AGENCIES. A CHANGE IN STATUTES, REGULATIONS OR REGULATORY POLICIES APPLICABLE TO WELLS FARGO COULD HAVE A MATERIAL EFFECT ON THE BUSINESS OF WELLS FARGO.

INTRODUCTION

    Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

    As discussed in more detail below, this regulatory environment, among other things, may restrict Wells Fargo's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Wells Fargo to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

    Additional information about the regulation and supervision of Wells Fargo is contained in Wells Fargo's annual and quarterly reports filed with the SEC. See "Where You Can Find More Information."

REGULATORY AGENCIES

    BANK HOLDING COMPANY

    Wells Fargo & Company, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956, as amended, and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. As of March 13, 2000, Wells Fargo became a financial holding company under the Bank Holding Company Act.

    SUBSIDIARY BANKS

    Wells Fargo's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation. Wells Fargo's state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by banking departments of the states where they are chartered.

    NONBANK SUBSIDIARIES

    Many of Wells Fargo's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Wells Fargo's brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES

    "FINANCIAL IN NATURE" REQUIREMENT

    As a bank holding company that has elected also to become a financial holding company, Wells Fargo may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. "Financial in nature" activities include securities underwriting, dealing and market making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board has determined to be closely related to banking. A bank holding company that is not also a financial holding company is limited to engaging in banking and such other activities previously determined by the Federal Reserve Board to be closely related to banking.

    No Federal Reserve Board approval is required for Wells Fargo to acquire a company, other than a bank holding company, bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. Prior Federal Reserve Board approval is required before Wells Fargo may acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of a bank holding company, bank or savings association.

    If any subsidiary bank of Wells Fargo ceases to be "well capitalized" or "well managed" under applicable regulatory standards, the Federal Reserve Board may, among other actions, order Wells Fargo to divest the subsidiary bank. Alternatively, Wells Fargo may elect to conform its activities to those permissible for a bank holding company that is not also a financial holding company. If any subsidiary bank of Wells Fargo receives a rating under the Community Reinvestment Act of 1977 of less than satisfactory, Wells Fargo will be prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks or savings associations.

    INTERSTATE BANKING

    Under the Riegle-Neal Interstate Banking and Branching Act, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state. The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States were permitted for a period of time to opt out of the Riegle-Neal Act and, by doing so, prohibit interstate mergers in the state.

    REGULATORY APPROVAL

    In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

DIVIDEND RESTRICTIONS

    Wells Fargo & Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Wells Fargo's bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank without the express approval of the OCC are limited to the bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. The OCC defines retained net profits as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. Wells Fargo's state-chartered subsidiary banks also are subject to state regulations that limit dividends.

    Before Wells Fargo Bank, National Association can declare dividends in 2000 without the prior approval of the OCC, it must have net income of approximately $500 million plus an amount equal to or greater than the dividends declared in 2000. Because it is not expected to meet this requirement, Wells Fargo Bank, National Association will likely be required to obtain the prior approval of the OCC before it declares any dividends in 2000.

    Federal bank regulatory agencies have the authority to prohibit Wells Fargo's subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Wells Fargo's subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

HOLDING COMPANY STRUCTURE

    TRANSFER OF FUNDS FROM BANKING SUBSIDIARIES

    Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to Wells Fargo and its nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

    SOURCE OF STRENGTH DOCTRINE

    Under current Federal Reserve Board policy, Wells Fargo is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support could be required at times when Wells Fargo might not have the resources to provide it. In addition, the OCC may order the PRO RATA assessment of Wells Fargo if the capital of one of its national bank subsidiaries were to become impaired. If Wells Fargo failed to pay the assessment within three months, the OCC could order the sale of its stock in the national bank subsidiary to cover the deficiency.

    Capital loans from Wells Fargo to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In the event of Wells Fargo's bankruptcy, any commitment by Wells Fargo to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    DEPOSITOR PREFERENCE

    The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo.

    LIABILITY OF COMMONLY CONTROLLED INSTITUTIONS

    All of Wells Fargo's banks are insured by the FDIC. FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

CAPITAL REQUIREMENTS

    GENERAL

    Wells Fargo is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board. These are substantially similar to the capital requirements and guidelines imposed by the OCC and the FDIC on the depository institutions under their jurisdictions. For this purpose, a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type:

       CORE ("TIER 1")           SUPPLEMENTARY ("TIER 2")        MARKET RISK ("TIER 3")
           CAPITAL                        CAPITAL                        CAPITAL
-----------------------------  -----------------------------  -----------------------------

- common equity                among other items:             - qualifying unsecured
- retained earnings            - perpetual preferred stock    subordinated debt
- qualifying noncumulative     meeting the Tier 1 definition
  perpetual preferred stock    - qualifying mandatory
- a limited amount of          convertible securities
qualifying                     - qualifying subordinated
  cumulative perpetual         debt
  preferred stock at the       - allowances for loan and
holding                        lease
  company level                losses, subject to
- minority interests in        limitations
equity
  accounts of consolidated
  subsidiaries
- less goodwill and most
  intangible assets

    Wells Fargo, like other bank holding companies, currently is required to maintain Tier 1 capital and "TOTAL CAPITAL" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit). For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. At March 31, 2000, Wells Fargo met both requirements, with Tier 1 and total capital equal to 7.5% and 10.3% of its respective total risk-weighted assets.

    Federal Reserve Board, FDIC and OCC rules require Wells Fargo to incorporate market and interest rate risk components into its risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

    The Federal Reserve Board also requires bank holding companies to maintain a minimum "LEVERAGE RATIO" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets other requirements, or of 3% plus an additional "cushion" of at least one to two percentage points if the holding company does not meet these requirements. Wells Fargo's leverage ratio at March 31, 2000 was 6.5%.

    The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

    Wells Fargo's banking subsidiaries are subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Wells Fargo's management believes that each of Wells Fargo's subsidiary banks met all capital requirements to which they are subject.

    Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described under "--Federal Deposit Insurance Corporation Improvement Act of 1991."

    FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan, and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

    As of March 31, 2000, Wells Fargo believes that each of its significant bank subsidiaries was well capitalized, based on the prompt corrective action ratios and guidelines described above. A bank's capital category is determined solely for the purpose of applying the OCC's or the FDIC's prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

DEPOSIT INSURANCE ASSESSMENTS

    Through the Bank Insurance Fund ("BIF"), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

    The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

    All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FDIC established the FICO assessment rates effective for the second quarter of 2000 at approximately $0.21 per $100 annually for BIF-assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC insurance funds and do not vary depending on a depository institution's capitalization or supervisory evaluations.

FISCAL AND MONETARY POLICIES

    Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are:

    - conducting open market operations in United States government securities;

    - changing the discount rates of borrowings of depository institutions;

    - imposing or changing reserve requirements against depository institutions' deposits; and

    - imposing or changing reserve requirements against certain borrowing by banks and their affiliates.

    These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo.

PRIVACY PROVISIONS OF THE GRAMM-LEACH-BLILEY ACT

    Under the Gramm-Leach-Bliley Act ("GLB Act"), federal banking regulators are required to adopt rules that will limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. These limitations will require disclosure of privacy policies to consumers and, in some circumstances, will allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. Federal banking regulators issued final rules May 10, 2000. The rules are effective
November 13, 2000, but compliance is optional until July 1, 2001. The privacy provisions of the GLB Act will affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. It is not possible at this time to assess the impact of the privacy provision on Wells Fargo's financial condition or results of operations.

FUTURE LEGISLATION

    Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of Wells Fargo and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. Wells Fargo cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of Wells Fargo or any of its subsidiaries.

                        INFORMATION ABOUT FIRST SECURITY

    First Security is the West's second largest independent bank holding company, and is the nation's oldest multistate bank holding company, having been incorporated on June 15, 1928. As of March 13, 2000, First Security became a financial holding company under the Bank Holding Company Act. At March 31, 2000, First Security's banks operated 330 full service domestic bank offices in Utah, Idaho, Oregon, Wyoming, New Mexico, Nevada, and California. Nonbank subsidiaries include a residential mortgage loan company, a leasing company, an insurance subsidiary, an investment management company, a full-service retail securities broker/dealer/investment banking company, a bankcard transaction processing company, an information technology subsidiary, and a small business investment corporation.

    At March 31, 2000, First Security had consolidated total assets of
$23.3 billion, consolidated total deposits of $13.6 billion and stockholders' equity of $1.8 billion.

    LITIGATION

    On May 22, 2000 and June 6, 2000, two purported class action complaints were filed in the United States District Court for the District of Utah, Central Division naming as defendants First Security and certain of its executive officers. The complaints allege that First Security knew in October 1999 that it would need to make certain write-offs in connection with its indirect auto loan and consumer loan portfolio and that rising interest rates would constrain earnings in the following year. The complaints further allege that First Security concealed the foregoing information until March 3, 2000, in order not to negatively impact the trading price of its common stock and jeopardize its pending merger with Zions Bancorporation. The complaints claim that as a result of these events, plaintiffs suffered damages by purchasing First Security common stock during the period from October 18, 1999 and March 2, 2000 at prices which were falsely inflated by First Security's nondisclosure. First Security believes that the allegations in the complaints are without merit and intends to vigorously defend against them.

    MANAGEMENT AND ADDITIONAL INFORMATION

    First Security's Annual Report on Form 10-K for the year ended December 31, 1999 incorporates by reference or sets forth information relating to executive compensation; various benefit plans, including stock option plans; voting securities and their principal holders; various relationships; related transactions and other related matters pertaining to First Security. First Security incorporates this Annual Report on Form 10-K in this document by reference. If you would like copies of this document, you may contact First Security at the address or telephone number indicated under "Where You Can Find More Information."

    INFORMATION ON FIRST SECURITY'S WEB SITE

    Information on the internet web site of First Security or any subsidiary of First Security is not part of this proxy statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this proxy statement-prospectus or in a document that is incorporated by reference into this proxy statement-prospectus.

                           WELLS FARGO CAPITAL STOCK

    As a result of the merger, you will become a Wells Fargo stockholder. Your rights as a Wells Fargo stockholder will be governed by Delaware law, Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. This description of Wells Fargo's capital stock, including the Wells Fargo common stock to be issued in the merger, reflects the anticipated state of affairs at the effective time of the merger.

    The following summarizes the material terms of Wells Fargo's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement, dated as of October 21, 1998, between Wells Fargo and ChaseMellon Stockholder Services, L.L.C., as rights agent, relating to rights to purchase shares of Wells Fargo Series C Junior Participating Preferred Stock.

    A copy of Wells Fargo's restated certificate of incorporation as in effect as of the date of this document is attached as an exhibit to Wells Fargo's current report on Form 8-K dated June 28, 1993, and amendments to its certificate of incorporation are attached as exhibits to its current report on Form 8-K dated July 3, 1995 and quarterly report on Form 10-Q for the quarter ended September 30, 1998. A copy of Wells Fargo's bylaws as in effect as of the date of this document are attached as an exhibit to Wells Fargo's annual report on Form 10-K for the year ended December 31, 1999. A copy of the rights agreement is attached as an exhibit to Wells Fargo's registration statement on Form 8-A dated as of October 21, 1998. Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement are incorporated by reference into this document.

WELLS FARGO COMMON STOCK

    Wells Fargo is authorized to issue 4,000,000,000 shares of common stock, par value $1 2/3 per share. At March 31, 2000, there were 1,628,680,001 shares of Wells Fargo common stock outstanding. All of the issued and outstanding shares of Wells Fargo common stock are, and upon the issuance of Wells Fargo common stock in connection with the merger will be, validly issued, fully paid and nonassessable. Holders of Wells Fargo common stock are not entitled to any preemptive rights.

    VOTING AND OTHER RIGHTS. The holders of Wells Fargo common stock are entitled to one vote per share, and, in general, a plurality of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.
However:

    - Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote on the amendment and by a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

    - Wells Fargo's stockholders may amend its bylaws by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

    - With some exceptions, under Delaware law the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. See "Comparison of Shareholder/Stockholder Rights--Shareholder/Stockholder Vote Required for Mergers" for a description of the exceptions to this rule.

    Directors are to be elected by a plurality of the votes cast, and Wells Fargo stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of Wells Fargo common stock entitled to vote in any election of directors of Wells Fargo may elect all of the directors standing for election. The Wells Fargo board is not classified.

    ASSETS UPON DISSOLUTION. In the event of liquidation, holders of Wells Fargo common stock would be entitled to receive proportionately any assets legally available for distribution to stockholders of Wells Fargo with respect to shares held by them, subject to any prior rights of any Wells Fargo preferred stock then outstanding.

    DISTRIBUTIONS. As a Delaware corporation, Wells Fargo may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

    As a bank holding company, the ability of Wells Fargo to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of Wells Fargo, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "Regulation and Supervision of Wells Fargo--Dividend Restrictions" for a more detailed description.

    RESTRICTIONS ON OWNERSHIP. The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to acquiring 5% or more of Wells Fargo's outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo's outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo's outstanding common stock (or a holder of 5% or more if that holder otherwise exercises a "controlling influence" over Wells Fargo), other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

    PREFERRED SHARE PURCHASE RIGHTS. Each issued share of Wells Fargo common stock includes a Series C Junior Participating Preferred Stock purchase right. See "--Wells Fargo Rights Plan" below.

WELLS FARGO PREFERRED STOCK

    Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 20,000,000 shares of preferred stock without par value and 4,000,000 shares of preference stock without par value. At March 31, 2000, there were 5,698,417 shares of Wells Fargo preferred stock outstanding and no shares of Wells Fargo preference stock outstanding.

    The Wells Fargo board is authorized to issue preferred stock and preference stock in one or more series, to fix the number of shares in each such series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. The preferred stock and preference stock may be issued at any time in any amount, provided that not more than 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock are outstanding at any one time.

    The Wells Fargo board may determine the designation and number of shares constituting a series, dividend rates, whether the series is redeemable and the terms of redemption, liquidation preferences, sinking fund requirements, conversion privileges, voting rights, as well as other preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of these special rights, all without any vote or other action on the part of stockholders.

    The Wells Fargo board has designated 4,000,000 shares of Wells Fargo preferred stock for issuance as Series C Junior Participating Preferred Stock under the rights agreement. No shares of Wells Fargo Series C Junior Participating Preferred Stock are outstanding as of the date of this document. See "--Wells Fargo Rights Plan" below.

WELLS FARGO RIGHTS PLAN

    On October 21, 1998, Wells Fargo's board of directors declared a dividend of one Series C Junior Participating Preferred Stock purchase right for each outstanding share of Wells Fargo common stock. The dividend was paid on November 23, 1998 to Wells Fargo stockholders of record on that date. Each right entitles the registered holder to purchase from Wells Fargo one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, subject to adjustment, at a price of $160 per one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock. The description and terms of the rights are set forth in the rights agreement.

    Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") have acquired beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock or (2) ten business days (or a later date as may be determined by action of Wells Fargo's board of directors prior to the time that any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Wells Fargo common stock (the earlier of these dates being called the "rights distribution date"), the rights will be evidenced, with respect to any of the Wells Fargo common stock certificates outstanding as of November 23, 1998, by a Wells Fargo common stock certificate with a copy of the summary of rights, attached to the rights agreement as Exhibit C, attached to the certificate.

    The rights agreement provides that, until the distribution date, the rights can only be transferred with the shares of Wells Fargo common stock to which they are attached. Until the distribution date (or earlier redemption or expiration of the rights), new Wells Fargo common stock certificates issued after November 23, 1998, upon transfer or new issuance of Wells Fargo common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of Wells Fargo common stock, outstanding as of November 23, 1998, even without this notation or a copy of the summary of rights being attached to the certificates, will also constitute the transfer of the rights associated with the shares of Wells Fargo common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of Wells Fargo common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

    The rights are not exercisable until the distribution date. The rights will expire on November 23, 2008, unless that date is extended or unless the rights are earlier redeemed by Wells Fargo, in each case, as described below.

    The purchase price payable, and the number of shares of Wells Fargo Series C Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

    - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Wells Fargo Series C Junior Participating Preferred Stock;

    - upon the grant to holders of the Wells Fargo Series C Junior Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Wells Fargo Series C Junior Participating Preferred Stock at a price, or securities convertible into Wells Fargo Series C Junior Participating Preferred Stock with a conversion price, less than the then-current market price of the Wells Fargo Series C Junior Participating Preferred Stock; or

    - upon the distribution to holders of the Wells Fargo Series C Junior Participating Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends or dividends payable in Wells Fargo Series C Junior Participating Preferred Stock or of subscription rights or warrants (other than those referred to above).

    The number of outstanding rights and the number of one one-thousandths of a share of Wells Fargo Series C Junior Participating Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the shares of Wells Fargo common stock or a stock dividend on the shares of Wells Fargo common stock payable in shares of Wells Fargo common stock or subdivisions, consolidations or combinations of the shares of Wells Fargo common stock occurring, in any such case, prior to the distribution date.

    Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Wells Fargo
Series C Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of Wells Fargo common stock. In the event of liquidation, the holders of the Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share but will be entitled to an aggregate payment of 1000 times the payment made per share of Wells Fargo common stock. Each share of Wells Fargo Series C Junior Participating Preferred Stock will have 1000 votes, voting together with the shares of Wells Fargo common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Wells Fargo common stock are exchanged, each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to receive 1000 times the amount received per share of Wells Fargo common stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Wells Fargo Series C Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of Wells Fargo common stock.

    In the event that Wells Fargo is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will then have the right to receive, upon the exercise of the right at its then-current exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of Wells Fargo common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will be void after that time), will then have the right to receive upon exercise that number of shares of Wells Fargo common stock having a market value of two times the exercise price of the right.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, and prior to their acquisition of 50% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Wells Fargo common stock, or one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock (or of a share of a class or series of Wells Fargo preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

    With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Wells Fargo Series C Junior Participating Preferred Stock will be issued, other than fractions which are integral multiples of one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, which may, at the election of Wells Fargo, be evidenced by scrip or depositary receipts; and, in lieu of fractional shares, an adjustment in cash will be made based on the market price of the Wells Fargo Series C Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at the time, on the basis, and with the conditions that the Wells Fargo board, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

    The terms of the rights may be amended by the Wells Fargo board without the consent of the holders, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of:

    - 0.001% greater than the largest percentage of the outstanding shares of Wells Fargo common stock then known to Wells Fargo to be beneficially owned by any person or group of affiliated or associated persons, and

    - 10%.

    However, from and after the time that any person becomes an Acquiring Person, no amendment may adversely affect the interests of the holders of the rights. Until a right is exercised, the holder, as such, will have no rights as a stockholder of Wells Fargo, including, without limitation, the right to vote or to receive dividends.

    THE RIGHTS HAVE ANTI-TAKEOVER EFFECTS. The stockholder rights will cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by the Wells Fargo board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Wells Fargo board, as the rights may be redeemed by Wells Fargo at the required redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of Wells Fargo common stock.

    The rights agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the Wells Fargo Series C Junior Participating Preferred Stock, is attached as an exhibit to Wells Fargo's registration statement on Form 8-A, dated
October 21, 1998, and is incorporated in this document by reference. The foregoing description of the Wells Fargo Series C Junior Participating Preferred Stock purchase rights is qualified in its entirety by reference to this exhibit. See "Where You Can Find More Information" for information on how to obtain this document.

                        COMPARISON OF STOCKHOLDER RIGHTS

    The rights of First Security stockholders are currently governed by the Delaware General Corporation Law, or DGCL, First Security's certificate of incorporation and First Security's bylaws. The rights of Wells Fargo stockholders are currently governed by the DGCL, Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. The following is a summary of material differences between the rights of First Security stockholders and the rights of Wells Fargo stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of First Security stockholders and Wells Fargo stockholders. The summary is qualified in its entirety by reference to the DGCL, First Security's certificate of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws.

AUTHORIZED CAPITAL STOCK

               FIRST SECURITY                                      WELLS FARGO
- 600,000,000 shares of common stock               - 4,000,000,000 shares of common stock
- 400,000 shares of preferred stock                - 20,000,000 shares of preferred stock
                                                   - 4,000,000 shares of preference stock

SIZE OF BOARD OF DIRECTORS

               FIRST SECURITY                                      WELLS FARGO
The DGCL provides that the board of                The DGCL provides that the board of
directors of a Delaware corporation shall          directors of a Delaware corporation shall
consist of one or more directors as fixed by       consist of one or more directors as fixed by
the corporation's certificate of                   the corporation's certificate of
incorporation or bylaws. Under First               incorporation or bylaws. Under Wells Fargo's
Security's certificate of incorporation, the       restated certificate of incorporation, the
specific number of directors shall be as           number of directors shall be as specified in
provided for in the bylaws. First Security's       the bylaws but in no event less than 3.
bylaws provide that the size of the board of       Wells Fargo's bylaws provide for a board of
directors shall be fixed at 20 members. Each       directors consisting of not less than 10 nor
director will hold office until his                more than 28 persons, each serving a term of
successor shall have become elected and            one year or until his or her earlier death,
qualified.                                         resignation or removal. The number of
                                                   directors of Wells Fargo is currently fixed
                                                   at 18.

CUMULATIVE VOTING

    Cumulative voting entitles each stockholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock. Under the DGCL, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. Neither First Security's certificate of incorporation nor Wells Fargo's restated certificate of incorporation provides for cumulative voting.

CLASSES OF DIRECTORS

    The DGCL permits classification of a Delaware corporation's board of directors, and for staggered terms.

    Neither First Security's nor Wells Fargo's boards of directors are classified. In the case of both companies, the entire board is elected annually.

QUALIFICATIONS OF DIRECTORS

               FIRST SECURITY                                      WELLS FARGO
Under the DGCL, a director need not be a           Under the DGCL, a director need not be a
resident of the state of Delaware unless the       resident of the state of Delaware unless the
certificate of incorporation or bylaws so          certificate of incorporation or bylaws so
prescribe. Otherwise, qualifications for           prescribe. Otherwise, qualifications for
directors may be set forth in the                  directors may be set forth in the
certification of incorporation or bylaws.          certification of incorporation or bylaws.
First Security's certificate of                    Wells Fargo's restated certificate of
incorporation and bylaws do not require that       incorporation requires directors to be
directors be stockholders of First Security        stockholders of Wells Fargo.
or residents of the state of Delaware.

FILLING VACANCIES ON THE BOARD

               FIRST SECURITY                                      WELLS FARGO
The DGCL provides that, unless the governing       The DGCL provides that, unless the governing
documents of a corporation provide                 documents of a corporation provide
otherwise, vacancies and newly created             otherwise, vacancies and newly created
directorships resulting from a resignation         directorships resulting from a resignation
or an increase in the authorized number of         or an increase in the authorized number of
directors elected by all of the stockholders       directors elected by all of the stockholders
having the right to vote as a single class         having the right to vote as a single class
may be filled by a majority of the directors       may be filled by a majority of the directors
then in office.                                    then in office.

The board may fill vacancies or newly              Vacancies on Wells Fargo's board of
created directorships by a majority of the         directors may be filled by majority vote of
directors then in office.                          the remaining directors or, in the event a
                                                   vacancy is not so filled or if no director
                                                   remains, by the stockholders.

REMOVAL OF DIRECTORS

    The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. However, in the case of a corporation whose board is classified, the directors may be removed only for cause unless the certificate of incorporation provides otherwise. Neither First Security's nor Wells Fargo's boards is classified, so directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

NOMINATION OF DIRECTORS FOR ELECTION

               FIRST SECURITY                                      WELLS FARGO
Under First Security's bylaws, nominations         Under Wells Fargo's bylaws, nominations for
for First Security's board may be made by          Wells Fargo's board may be made by the board
the board or by any stockholder who complies       or by any stockholder who complies with the
with the notice procedures described in the        notice procedures described in the bylaws.
bylaws. These procedures require the notice        These procedures require the notice to be
to be received by First Security not earlier       received by Wells Fargo not less than 30 nor
than 120 days prior to the meeting and not         more than 60 days prior to the meeting.
later than (i) the 90(th) day prior to the         However, if less than 40 days' prior public
meeting or (ii) the 10(th) day following the       disclosure of the date of the meeting is
first public announcement of the meeting           given to stockholders, then the notice must
date.                                              be received no later than 10 days after the
                                                   first public announcement of the meeting
                                                   date.

ANTI-TAKEOVER PROVISIONS

    The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

    Section 203 of the DGCL prohibits "BUSINESS COMBINATIONS," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "INTERESTED STOCKHOLDER" who beneficially owns 15 percent or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

    - the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

    - after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans; or

    - after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

    A Delaware corporation may elect not to be governed by Section 203 by a provision contained in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors. Such an amendment is not effective until 12 months following its adoption. Neither First Security nor Wells Fargo has made such an election.

STOCKHOLDER RIGHTS PLAN

               FIRST SECURITY                                      WELLS FARGO
First Security has implemented a stockholder       Wells Fargo has implemented a stockholder
rights plan, under which a group of persons        rights plan, under which a group of persons
becomes an acquiring person upon a public          becomes an acquiring person upon a public
announcement that they have acquired or            announcement that they have acquired or
intend to acquire 15% of First Security's          intend to acquire 15% of Wells Fargo's
voting stock. This threshold can be reduced        voting stock. This threshold can be reduced
by amendment.                                      by amendment. Each share of Wells Fargo
                                                   common stock issued in the merger will be
                                                   issued with an attached right. See "Wells
                                                   Fargo Capital Stock--Wells Fargo Rights
                                                   Plan."

STOCKHOLDER ACTION WITHOUT A MEETING

               FIRST SECURITY                                      WELLS FARGO
The First Security certificate of                  In accordance with Section 228 of the DGCL,
incorporation permits stockholder action           Wells Fargo's bylaws provide that any action
without a meeting if all stockholders give         required or permitted to be taken at a
written consent to taking an action without        stockholders' meeting may be taken without a
a meeting.                                         meeting pursuant to the written consent of
                                                   the holders of the number of shares that
                                                   would have been required to effect the
                                                   action at an actual meeting of the
                                                   stockholders, and provide certain procedures
                                                   to be followed in such cases.

CALLING SPECIAL MEETINGS OF STOCKHOLDERS

               FIRST SECURITY                                      WELLS FARGO
Under the DGCL, a special meeting of               Under the DGCL, a special meeting of
stockholders may be called by the board of         stockholders may be called by the board of
directors or by any other person authorized        directors or by any other person authorized
to do so in the certificate of incorporation       to do so in the certificate of incorporation
or the bylaws. First Security's bylaws             or the bylaws. Wells Fargo's bylaws provide
provide that a special meeting of                  that a special meeting of stockholders may
stockholders may be called only by the             be called only by the chairman of the board,
chairman of the board or a majority of the         a vice chairman, the president or a majority
board of directors. Holders of First               of Wells Fargo's board of directors. Holders
Security common stock do not have the              of Wells Fargo common stock do not have the
ability to call a special meeting of               ability to call a special meeting of
stockholders.                                      stockholders.

SUBMISSION OF STOCKHOLDER PROPOSALS

               FIRST SECURITY                                      WELLS FARGO
The First Security bylaws provide that             The Wells Fargo bylaws provide that in order
notice of any proposal to be presented by a        for a stockholder to bring business before
stockholder or of any person to be nominated       the annual meeting, the stockholder must
as a director must be given not less than 90       give timely notice of the proposal to Wells
nor more than 120 days before the first            Fargo. To be timely, the notice must be
anniversary of the prior year's stockholder        received not later than the 90th day nor
meeting. However, if the annual meeting is         earlier than the 120th day prior to the
more than 30 days before or more than 60           first anniversary of the preceding year's
days after the anniversary of the prior            annual meeting. However, if the annual
year's annual meeting, to be timely the            meeting is more than 30 days before or more
notice must be delivered no earlier than 120       than 60 days after the anniversary of the
days prior to the annual meeting and no            prior year's annual meeting, to be timely
later than 90 days prior to the annual             the notice must be delivered no earlier than
meeting or 10 days after the first public          120 days prior to the annual meeting and no
announcement of the meeting date. Notice           later than the later of 90 days prior to the
must include, with respect to any nominee          annual meeting or 10 days after the first
for director, the information regarding such       public announcement of the meeting date.
person required by Regulation S-K of the SEC
and, with respect to all proposals, a brief
description of the business to be conducted,
the reasons for conducting such business,
any material interest in such business of
the stockholder or any owner of shares on
whose behalf the proposal is made and, with
respect to the stockholder giving notice and
any person on whose behalf the proposal is
made, their name and address and the class
and number of shares owned by such person.

NOTICE OF STOCKHOLDER MEETINGS

    The DGCL requires notice of stockholders' meetings to be sent to all stockholders of record entitled to vote thereon not less than 10 nor more than 60 days prior to the date of the meeting. Each of First Security's and Wells Fargo's bylaws provide for written notice to stockholders of record at least 10 days prior to an annual or special meeting.

STOCKHOLDER VOTE REQUIRED FOR MERGERS

    Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, under DGCL 251(f), no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if:

    - the merger agreement does not amend the certificate of incorporation of the surviving corporation;

    - each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

    - either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

DIVIDENDS

    Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. First Security and Wells Fargo are also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Regulation and Supervision of Wells Fargo." First Security and Wells Fargo's bylaws provide that the stockholders have the right to receive dividends if and when declared by the respective boards. Dividends may be paid in cash, property or shares of capital stock.

DISSENTERS' APPRAISAL RIGHTS

    Section 262 of the DGCL provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:

    - listed on a national securities exchange;

    - designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

    - held of record by more than 2,000 stockholders

unless holders of stock are required to accept in the merger anything other than any combination of:

    - shares of stock or depository receipts of the surviving corporation in the merger;

    - shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be:

       - listed on a national securities exchange,

       - designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

       - held of record by more than 2,000 holders; and

    - cash instead of fractional shares of the stock or depository receipts received.

    Dissenters' appraisal rights are not available to the Wells Fargo stockholders with respect to the merger because the DGCL does not require that Wells Fargo stockholders vote to approve the merger agreement. Moreover, Wells Fargo common stock is listed on the New York and Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

STOCKHOLDER PREEMPTIVE RIGHTS

    The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights. First Security's certificate of incorporation and Wells Fargo's restated certificate of incorporation do not provide for preemptive rights.

STOCKHOLDER CLASS VOTING RIGHTS

    The DGCL requires voting by separate classes of shares only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

INDEMNIFICATION

    The DGCL provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

    - acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

    - in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.

    First Security's certificate of incorporation and Wells Fargo's restated certificate of incorporation provide for indemnification, to the fullest extent authorized by the DGCL, for each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of such company (or was serving at the request of such company as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by such company's board of directors.

    First Security's certificate of incorporation and Wells Fargo's restated certificate of incorporation also provide that such company must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. First Security's certificate of incorporation and Wells Fargo's restated certificate of incorporation authorize such company to provide similar indemnification to its employees or agents.

    Pursuant to First Security's certificate of incorporation and Wells Fargo's restated certificate of incorporation, First Security or Wells Fargo, as applicable, may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of such company or another entity against any expense, liability or loss, regardless of whether such company has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

    The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of First Security's certificate of incorporation or Wells Fargo's restated certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

LIMITATIONS ON DIRECTORS' LIABILITY

                   FIRST SECURITY
First Security's certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director of First Security shall not be personally liable to First Security for monetary damages, except for liability:

- for any breach of the director's duty of loyalty to First Security or its stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

-          under Section 174 of the DGCL; or

-          for any transaction from which the
           directors derived an improper personal
           benefit.

                     WELLS FARGO
Wells Fargo's restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:

-          any breach of the director's duty of
           loyalty to Wells Fargo or its
           stockholders;

-          acts or omissions not in good faith or
           which involve intentional misconduct or a knowing violation of law;

-          payment of a dividend or approval of a
           stock repurchase in violation of Section
           174 of the DGCL; or

-          any transaction from which the director
           derived an improper personal benefit.

This provision protects Wells Fargo's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his or her duty of care.

AMENDMENT OF CERTIFICATE OF INCORPORATION

               FIRST SECURITY                                      WELLS FARGO
First Security's certificate of                    Under the DGCL, amendments to a
incorporation requires approval of 80% of          corporation's certificate of incorporation
the outstanding shares for amendments of the       require the approval of the board of
provisions described under "Antitakeover           directors and stockholders holding a
Provisions."                                       majority of the outstanding stock of such
                                                   class entitled to vote on such amendment as
                                                   a class, unless a different proportion is
                                                   specified in the certificate of
                                                   incorporation or by other provisions of the
                                                   DGCL.

                                                   Wells Fargo's restated certificate of
                                                   incorporation may be amended only if the
                                                   proposed amendment is approved by Wells
                                                   Fargo's board of directors and thereafter
                                                   approved by a majority of the outstanding
                                                   stock entitled to vote thereon and by a
                                                   majority of the outstanding stock of each
                                                   class entitled to vote thereon as a class.

                                                   Shares of Wells Fargo preferred stock and
                                                   Wells Fargo preference stock currently
                                                   authorized in Wells Fargo's restated
                                                   certificate of incorporation may be issued
                                                   by Wells Fargo's board of directors without
                                                   amending Wells Fargo's restated certificate
                                                   of incorporation or otherwise obtaining the
                                                   approval of Wells Fargo's stockholders.

AMENDMENT OF BYLAWS

               FIRST SECURITY                                      WELLS FARGO
Under the DGCL, holders of a majority of the       Under the DGCL, holders of a majority of the
voting power of a corporation, and, when           voting power of a corporation, and, when
provided in the certificate of                     provided in the certificate of
incorporation, the directors of the                incorporation, the directors of the
corporation, have the power to adopt, amend        corporation, have the power to adopt, amend
and repeal the bylaws of a corporation.            and repeal the bylaws of a corporation.

First Security's bylaws provide that the           Wells Fargo's bylaws generally provide for
board may amend, adopt or repeal bylaws by a       amendment by a majority of Wells Fargo's
majority vote and the stockholders may             board of directors or by a majority of the
amend, adopt or repeal bylaws by a vote of         outstanding stock entitled to vote thereon.
80% of the outstanding shares.                     However, Wells Fargo's bylaws require the
                                                   affirmative vote or consent of 80% of the
                                                   common stock outstanding to amend a bylaw
                                                   provision related to maintaining local
                                                   directorships at subsidiaries with which
                                                   Wells Fargo has an agreement to so maintain
                                                   local directorships.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

WELLS FARGO SHARE PRICES AND DIVIDENDS

    Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "WFC." Before November 3, 1998, the common stock traded under the symbol "NOB." The following table shows, for the periods indicated, the high and low sales prices of Wells Fargo common stock on the NYSE composite transactions reporting system and the cash dividends paid per share.

                                                                  PRICE RANGE
                                                              -------------------   DIVIDENDS
                                                                HIGH       LOW        PAID
                                                              --------   --------   ---------
1998
  First Quarter.............................................   $43.88     $34.75     $0.165
  Second Quarter............................................    43.75      34.00      0.165
  Third Quarter.............................................    39.75      27.50      0.185
  Fourth Quarter............................................    40.88      30.19      0.185
1999
  First Quarter.............................................    40.44      32.13      0.185
  Second Quarter............................................    44.88      34.38      0.200
  Third Quarter.............................................    45.31      36.44      0.200
  Fourth Quarter............................................    49.94      38.38      0.200
2000
  First Quarter.............................................    41.69      31.88      0.220
  Second Quarter (through June 19)..........................    47.75      37.31      0.220

    The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors in its discretion. As described in "Regulation and Supervision of Wells Fargo--Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.

FIRST SECURITY SHARE PRICES AND DIVIDENDS

    First Security common stock trades on the Nasdaq under the symbol "FSCO." The following table shows, for the periods indicated, the high and low bid quotations for First Security common stock as reported on the Nasdaq and the cash dividends paid per share.

                                                                  PRICE RANGE
                                                              -------------------   DIVIDENDS
                                                                HIGH       LOW        PAID
                                                              --------   --------   ---------
1998
  First Quarter.............................................  $26.167    $21.833      $0.13
  Second Quarter............................................   24.750     21.000       0.13
  Third Quarter.............................................   23.938     15.500       0.13
  Fourth Quarter............................................   23.313     15.938       0.13
1999
  First Quarter.............................................   23.750     17.563       0.14
  Second Quarter............................................   27.188     17.875       0.14
  Third Quarter.............................................   27.375     21.375       0.14
  Fourth Quarter............................................   29.750     23.000       0.14
2000
  First Quarter.............................................   26.063     11.063       0.14
  Second Quarter (through June 19)..........................   16.313     10.750       0.14

                                    EXPERTS

WELLS FARGO'S INDEPENDENT AUDITORS

    The consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FIRST SECURITY'S INDEPENDENT AUDITORS

    The consolidated financial statements of First Security Corporation, incorporated in this proxy statement-prospectus by reference from First Security Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    OPINIONS

SHARE ISSUANCE

    Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this document, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.

TAX MATTERS

    Wachtell, Lipton, Rosen & Katz has given an opinion regarding the material U.S. federal income tax consequences of the merger. See "The Merger--U.S. Federal Income Tax Consequences of the Merger."

                 DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

    First Security will hold a 2001 annual meeting of stockholders only if the merger is not consummated before the time of the meeting. In the event that this meeting occurs, any proposals of stockholders intended to be presented at the 2001 annual meeting of stockholders must be received by the Secretary of First Security no later than February 21, 2001 in order to be considered for inclusion in the First Security proxy materials relating to that meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

REGISTRATION STATEMENT

    Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to First Security stockholders in the merger. This proxy statement-prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about Wells Fargo and Wells Fargo common stock. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

OTHER SEC FILINGS

    Wells Fargo and First Security file annual, quarterly and current reports, proxy statements and other information with the SEC. Wells Fargo's and First Security's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Wells Fargo or First Security with the SEC at the following SEC locations:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

    Wells Fargo's SEC filings are also available from commercial document retrieval services and from the New York and Chicago Stock Exchanges. For information on obtaining copies of Wells Fargo's SEC filings at the New York Stock Exchange, call (212) 656-5060, and at the Chicago Stock Exchange, call
(312) 663-2423. First Security's SEC filings are also available from commercial document retrieval services.

DOCUMENTS INCORPORATED BY REFERENCE

    Some of the information you may want to consider in deciding how to vote on the merger is not physically included in this document. Instead, the information is "incorporated by reference" to documents that have been filed by Wells Fargo or First Security with the SEC.

    WELLS FARGO DOCUMENTS

    This proxy statement-prospectus incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

    - Annual Report on Form 10-K for the year ended December 31, 1999, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1999 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 2000 Annual Meeting of Stockholders;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    - Current Reports on Form 8-K filed January 18, 2000, January 26, 2000, April 12, 2000, and April 18, 2000;

    - The description of Wells Fargo common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

    - The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

    - All reports and definitive proxy or information statements filed by Wells Fargo pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for First Security common stock.

    FIRST SECURITY DOCUMENTS

    This proxy statement-prospectus incorporates by reference the First Security SEC documents set forth below. All of the documents were filed under SEC File No. 001-6906.

    - Annual Report on Form 10-K for the year ended December 31, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    - Current Reports on Form 8-K filed January 20, 2000, February 11, 2000, March 3, 2000, March 23, 2000, April 10, 2000 and May 31, 2000.

    - The description of First Security common stock contained in the Registration Statement on Form S-4/A filed February 17, 2000; and

    - All reports and definitive proxy or information statements filed by First Security pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before the date of the special meeting.

    Wells Fargo has supplied all information relating to Wells Fargo that is contained or incorporated by reference in this proxy statement-prospectus. First Security has supplied all information relating to First Security that is contained or incorporated by reference in this proxy statement-prospectus.

DOCUMENTS AVAILABLE WITHOUT CHARGE FROM THE COMPANIES

    Wells Fargo and First Security will provide, without charge, copies of any report incorporated by reference into this document, excluding exhibits other than those that are specifically incorporated by reference in this document. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo or First Security as follows:

                WELLS FARGO:                                  FIRST SECURITY:
             Corporate Secretary                            Corporate Secretary
            Wells Fargo & Company                       First Security Corporation
                MAC N9305-173                                  79 South Main
             Sixth and Marquette                        Salt Lake City, Utah 84111
            Minneapolis, MN 55479                             (801) 246-5679
               (612) 667-8655

    TO ENSURE DELIVERY OF THE COPIES IN TIME FOR THE SPECIAL MEETING, YOUR REQUEST SHOULD BE RECEIVED BY JULY 24, 2000.

    IN DECIDING HOW TO VOTE ON THE MERGER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. NEITHER WELLS FARGO NOR FIRST SECURITY HAS AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED JUNE 26, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING TO YOU OF THIS DOCUMENT NOR THE ISSUANCE TO YOU OF SHARES OF WELLS FARGO COMMON STOCK WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                           FORWARD-LOOKING STATEMENTS

    This document, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo and First Security and the Wells Fargo/First Security merger. Generally speaking, these forward-looking statements include one or more of the following:

    - projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

    - descriptions of plans or objectives of management for future operations, products or services;

    - forecasts of future economic performance;

    - descriptions of assumptions underlying or relating to any of the foregoing.

    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

    Forward-looking statements relating specifically to the proposed Wells Fargo/First Security merger may include the following:

    - the internal rate of return of Wells Fargo expected to be generated by the merger;

    - the expected accretion from the merger to Wells Fargo's cash and GAAP earnings per share;

    - the expenses expected to be incurred by Wells Fargo from combining the two companies;

    - the cost savings expected to be realized by Wells Fargo from combining the two companies;

    - the accounting method expected to be used by Wells Fargo to account for the merger;

    - the business opportunities and strategies expected to be available to Wells Fargo and First Security following the merger;

    -  the amount of divestitures that may occur in connection with the merger;
       and

    -  the anticipated closing date of the merger.

    Forward-looking statements consist of expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors -- many of which are beyond the control of Wells Fargo and First Security -- that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. In this regard, in connection with the merger, Wells Fargo and First Security are in the process of reviewing their respective accounting policies with a view towards possibly conforming certain policies of First Security to those of Wells Fargo either prior to or substantially concurrently with the closing of the merger. While no decisions have yet been made by First Security concerning the nature or scope of any adjustments that may be required in connection with its review, it is contemplated that certain adjustments or accruals would be required to be made to First Security's financial statements in the event its current policies were to be fully conformed. It is not possible at this time to determine the precise range of any such adjustments. Also, in anticipation of the merger, First Security may take actions to reposition its balance sheet, which may result in accounting or valuation adjustments in future periods.

    Wells Fargo's and First Security's reports filed with the SEC, including Wells Fargo's and First Security's Forms 10-K for the year ended December 31, 1999, describe some of the general factors that could cause actual conditions, events or results to differ from those described in the forward-looking statements. For example, Wells Fargo's Form 10-K describes certain credit, market, operational, liquidity and interest rate risks associated with Wells Fargo's business and operations. Other factors described in Wells Fargo's Form 10-K include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation (including financial modernization legislation), the combination of the former Norwest Corporation and the former Wells Fargo & Company, and other mergers and acquisitions.

    Factors relating specifically to the proposed Wells Fargo/First Security merger that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements include the following:

    - expected cost savings from the merger cannot be fully realized or realized within the expected time frame;

    -  revenues following the merger are lower than expected;

    - costs or difficulties, including divestitures, related to the integration of the businesses of Wells Fargo and First Security are greater than expected; and

    - the merger is accounted for as a purchase rather than a pooling of interests.

    There are other factors besides these that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect in the future Wells Fargo's and/or First Security's business, results of operations and financial condition.

                                                                      APPENDIX A

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

    AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 9(th) day of April, 2000, by and between FIRST SECURITY CORPORATION ("Company"), a Delaware corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

    WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo will merge with and into Company (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion of the shares of Common Stock of Company of the par value of $1.25 per share ("Company Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of voting Common Stock of Wells Fargo of the par value of $1 2/3 per share ("Wells Fargo Common Stock"),

    NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

    1.  BASIC PLAN OF REORGANIZATION

    (a) MERGER. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which merger each share of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1 (d) below) will be converted into the right to receive, and exchanged for certificates representing 0.355 shares of Wells Fargo Common Stock (the "Exchange Ratio").

    (b) CONVERSION OF COMPANY OPTIONS. At the Effective Time of the Merger, each option granted by Company to purchase shares of Company Common Stock under Company's Comprehensive Management Incentive Plan, as amended, and the 1995 Non-Employee Director Stock Option Plan (the "Company Stock Option Plans") which is outstanding and unexercised immediately prior thereto (the "Company Stock Options") shall be converted automatically into an option to purchase shares of Wells Fargo Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Stock Option
Plan).

        (i) The number of shares of Wells Fargo Common Stock to be subject to the new option shall be the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Wells Fargo Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

        (ii) The exercise price per share of Wells Fargo Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

    The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

    (c) WELLS FARGO COMMON STOCK ADJUSTMENTS. If, between the date hereof and the Effective Time of the Merger as defined below, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock issuable pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock issuable in the Merger will equal the number of shares of Wells Fargo Common Stock which holders of shares of Company Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

    (d) FRACTIONAL SHARES. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange as reported by Bloomberg for each of the five (5) consecutive trading days ending on the day immediately preceding the meeting of stockholders required by paragraph 4(c) of this Agreement.

    (e) MECHANICS OF CLOSING MERGER. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Delaware within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"), provided that the Closing Date shall not occur on the last business day of a calendar month. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m. Salt Lake City, Utah, time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Company pursuant to the Merger Agreement.

    The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

    (f) RESERVATION OF RIGHT TO REVISE STRUCTURE. At Wells Fargo's election, the Merger may alternatively be structured so that (1) Company is merged with and into any other direct or indirect wholly owned subsidiary of Wells Fargo,
(2) any direct or indirect wholly-owned subsidiary of Wells Fargo is merged with and into Company, or (3) Company is merged with and into Wells Fargo; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to Company's stockholders in the Merger or under such alternative structure (the "Merger Consideration"), (B) adversely affect the tax treatment of Company's stockholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinion referred to in Paragraph 6(h), or (C) materially impede or delay consummation of the Merger. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

    2. REPRESENTATIONS AND WARRANTIES OF COMPANY. Company represents and warrants to Wells Fargo as follows:

    (a) ORGANIZATION AND AUTHORITY. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Company and the Company Subsidiaries (as defined in paragraph 2(b)) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Company is registered as a financial holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Company has furnished Wells Fargo true and correct copies of its certificate of incorporation and by-laws, as amended.

    (b) COMPANY'S SUBSIDIARIES. Schedule 2(b) sets forth a complete and correct list of all of Company's subsidiaries as of the date hereof (individually a "Company Subsidiary" and collectively the "Company Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Company. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. Section 55 (1982), all of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

    (c)  CAPITALIZATION.  The authorized capital stock of Company consists of
(i) 18,052 shares of Series A Preferred Stock, no par value ("Company Preferred Stock"), of which, at the close of business on December 31, 1999, 8,596 shares were outstanding, and (ii) 600,000,000 shares of Company Common Stock, of which, as of the close of business on December 31, 1999, 195,971,330.59 shares were outstanding and 1,675,000 shares were held in the treasury. As of the date hereof, there are outstanding options (each, a "Company Stock Option") to purchase an aggregate of 10,132,937.92 shares of Company Common Stock under the Company Stock Option Plans. The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto, except the option to purchase Company Common Stock granted pursuant to the Stock Option Agreement dated the date hereof between Company and Wells Fargo (the "Stock Option Agreement"), were exercised is 210,00,000. All of the outstanding shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c) and except for the option granted pursuant to the Stock Option Agreement, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary. Since December 31, 1999 no shares of Company capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and, except as set forth in
Schedule 2(c) and except as permitted by this Agreement, no dividends or other distributions have been declared, set aside, made or paid to the stockholders of Company.

    (d) AUTHORIZATION. Company has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its stockholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. Subject to such approvals of stockholders and of government agencies and other governing boards having regulatory authority over Company as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Company enforceable against Company in accordance with their respective terms.

    Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Company of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which it may be bound, or to which Company or any Company Subsidiary or any of the properties or assets of Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction or decree applicable to Company or any Company Subsidiary or any of their respective properties or assets.

    Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement and the Merger Agreement.

    (e) COMPANY FINANCIAL STATEMENTS. The consolidated balance sheets of Company and Company's Subsidiaries as of December 31, 1999 and 1998 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1999, together with the notes thereto, certified by Deloitte & Touche LLP and included in Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Company 10-K") as filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of Company and Company's Subsidiaries at the dates and the consolidated results of operations and cash flows of Company and Company's Subsidiaries for the periods stated therein.

    (f) REPORTS. Since December 31, 1995, Company and each Company Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Company Reports." As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Company Reports have been made available to Wells Fargo by Company.

    (g) PROPERTIES AND LEASES. Except as may be reflected in the Company Financial Statements and except for any lien for current taxes not yet delinquent, Company and each Company Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Company's consolidated balance sheet as of December 31, 1999 included in Company's Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or any Company Subsidiary pursuant to which Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all of Company's and each Company Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

    (h) TAXES. Each of Company and the Company Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Company and the Company Subsidiaries for the fiscal year ended December 31, 1995, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to Company's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have a Material Adverse Effect and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or any Company Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Company and the Company Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

    (i) NO MATERIAL ADVERSE EFFECT. Since December 31, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on Company. "Material Adverse Effect" means, with respect to Wells Fargo or Company, any effect that (i) is material and adverse to the financial condition, results of operations, or business of Wells Fargo and the Wells Fargo Subsidiaries, taken as a whole, or Company and the Company Subsidiaries, taken as a whole, respectively, excluding the impact of (A) changes in banking and other laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in generally accepted accounting principles ("GAAP") or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions affecting banks and their holding companies generally, provided that, with respect to each of clause (A), (B) or (C), to the extent that a change does not materially affect it in a way that materially differs from the way it affects other banking organizations, (D) actions or omissions of a party to this Agreement, taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby, and (E) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges, in each case taken with the prior approval of Wells Fargo or Company, as the case may be, in connection with the Merger, in each case in accordance with GAAP; or
(ii) would materially impair the ability of Wells Fargo or Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

    (j) COMMITMENTS AND CONTRACTS. Except as set forth on Schedule 2(j), neither Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

        (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by Company or such Company Subsidiary);

        (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

        (iii) any labor contract or agreement with any labor union;

        (iv) any contract containing covenants that limit the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

        (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

        (vi) any real property lease and any other lease with annual rental payments aggregating $20,000,000 or more;

        (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

        (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

    Except for contracts identified on Schedule 2(j), copies of which have been made available to Wells Fargo, there is no contract described in subparagraph
(iv) of this paragraph 2(j) which would have or could reasonably be expected to have a material adverse effect on a business activity of Wells Fargo.

    (k) LITIGATION AND OTHER PROCEEDINGS. Company has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of December 31, 1999 in connection with the Company Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against Company or any Company Subsidiary since said date. There is no pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, against Company or any Company Subsidiary, nor is Company or any Company Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

    (l) INSURANCE. Company and each Company Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Company has owned such Company Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

    (m) COMPLIANCE WITH LAWS. Company and each Company Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Company or such Company Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and each Company Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Company nor any Company Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or any Company Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Company and the Company Subsidiaries taken as a whole.

    (n) LABOR. No work stoppage involving Company or any Company Subsidiary is pending or, to the best knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Company or such Company Subsidiary. Employees of Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

    (o)  MATERIAL INTERESTS OF CERTAIN PERSONS.  Except as set forth on
Schedule 2(o), to the best knowledge of Company, no officer or director of Company or any Company Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary.

    Schedule 2(o) sets forth a correct and complete list of any loan from Company or any Company Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Company's or such Company Subsidiary's Board of Directors.

    (p)  COMPANY BENEFIT PLANS.

        (i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Company or any Company Subsidiary contributes, sponsors or otherwise has any obligation to contribute on behalf of any current or former officer, director or employee (the "Plans"). For purposes of this
    Section 2(p) and Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

        (ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

        (iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

        (iv) Except as disclosed on Schedule 2(p)(iv), (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Company knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

        (v) Except as disclosed on Schedule 2(p)(v), (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (b) a proper accrual has been made on the books of Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 404, 419, 419A of the Code or otherwise); and (d) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Company is not liable for any accumulated funding deficiency as that term is defined in
    Section 412 of the Code and the present value of the accrued benefit obligations determined as of the date of the most recent actuarial valuation do not exceed the fair market value of the assets of the Plan as of the date of the most recent actuarial valuation.

        (vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by Section 4975 of the Code or would result in material liability to Company and the Company Subsidiaries as a whole.

        (vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA for which the 30-day notice requirement has not been waived, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

        (viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company under any Plan or otherwise,
    (b) materially increase any benefits otherwise payable under any Plan, or
    (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

        (ix) Except as disclosed in Schedule 2(p)(ix), Company has not made any payments or transfers of property, is not obligated to make any payments or transfers of property, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments or transfers of property that will not be deductible under section 280G of the Code.

    (q) PROXY STATEMENT, ETC. None of the information regarding Company and the Company Subsidiaries supplied or to be supplied by Company for inclusion in
(i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Company Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement included in the Registration Statement to be mailed to Company's stockholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in paragraph 4(c), and at the Effective Time of the Merger, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Company and the Company Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    (r) REGISTRATION OBLIGATIONS. Except as set forth on Schedule 2(r), neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

    (s) BROKERS AND FINDERS. Except for J. P. Morgan Securities Inc., neither Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

    (t) FIDUCIARY ACTIVITIES. Company and each Company Subsidiary has properly administered in all respects material and which could reasonably be expected to be material, to the financial condition of Company and the Company Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any Company Subsidiary, nor any director, officer or employee of Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of Company and the Company Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    (u) NO DEFAULTS. Neither Company nor any Company Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Company and the Company Subsidiaries, taken as a whole. To the best of Company's knowledge, all parties with whom Company or any Company Subsidiary has material leases, agreements or contracts or who owe to Company or any Company Subsidiary material obligations other than those arising in the ordinary course of the banking business of the Company Subsidiaries are in compliance therewith in all material respects.

    (v) ENVIRONMENTAL LIABILITY. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Company's knowledge, threatened against Company or any Company Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Company and Company's Subsidiaries taken as a whole; to the best of Company's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Company's knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Company has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

    (w)  ANTI-TAKEOVER PROVISIONS NOT APPLICABLE.  The provisions of
Section 203 of the Delaware General Corporation Law as they relate to Company do not and will not apply to this Agreement, the Merger Agreement, and the Stock Option Agreement or to any of the transactions contemplated hereby or thereby.

    (x) ZIONS BANCORPORATION MERGER AGREEMENT. The Agreement and Plan of Merger dated as of June 6, 1999 by and between Company and Zions Bancorporation has been terminated by Company in accordance with its terms.

    (y) RIGHTS PLAN. Company has taken all actions necessary to provide that Wells Fargo is not, and will not become, an Acquiring Person, as defined in the Shareholder Rights Agreement, dated August 28, 1989 and amended as of
September 26, 1989, May 18, 1993 and October 27, 1998, between Company and First Chicago Trust Company of New York (the "Rights Plan"), as a result of the execution of this Agreement or consummation of the transactions contemplated by this Agreement. Company has provided copies of such actions to Wells Fargo.

    3. REPRESENTATIONS AND WARRANTIES OF WELLS FARGO. Wells Fargo represents and warrants to Company as follows:

    (a) ORGANIZATION AND AUTHORITY. Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a financial holding company with the Federal Reserve Board under the BHC Act.

    (b) WELLS FARGO SUBSIDIARIES. Schedule 3(b) sets forth a complete and correct list as of December 31, 1999, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC), but excluding Norwest Venture Partners VI, LP (individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are on the date of this Agreement owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. Section 55 (1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each

Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

    (c) WELLS FARGO CAPITALIZATION. As of December 31, 1999, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1999, 3,732 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 11,990 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 12,011 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 10,839 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 8,386 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 22,263 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 1,500,000 shares of Adjustable-Rate Cumulative Preferred Stock, Series B, $50 stated value, and 4,000,000 shares of 6.59% Adjustable Rate Noncumulative Preferred Stock, Series H, $50 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1999, no shares were outstanding; and (iii) 4,000,000,000 shares of Common Stock, $1 2/3 par value, of which as of the close of business on December 31, 1999, 1,626,849,541 shares were outstanding and 39,245,724 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

    (d) AUTHORIZATION. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

    Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of, (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction or decree applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

    Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

    (e) WELLS FARGO FINANCIAL STATEMENTS. The consolidated balance sheets of Wells Fargo and Wells Fargo's subsidiaries as of December 31, 1999 and 1998 and related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1999, together with the notes thereto, audited by KPMG LLP and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Wells Fargo 10-K") as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein.

    (f) REPORTS. Since December 31, 1995, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements,
(ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and
(v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (g) PROPERTIES AND LEASES. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of December 31, 1999 included in Wells Fargo's Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

    (h) TAXES. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h),
(i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

    (i) NO MATERIAL ADVERSE EFFECT. Since December 31, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on Wells Fargo.

    (j) COMMITMENTS AND CONTRACTS. Except as set forth on Schedule 3(j), as of December 31, 1999 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

        (i) any labor contract or agreement with any labor union;

        (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

        (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

    (k) LITIGATION AND OTHER PROCEEDINGS. There is no pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, against Wells Fargo or any Wells Fargo Subsidiary nor is Wells Fargo or any Wells Fargo Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

    (l) INSURANCE. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

    (m) COMPLIANCE WITH LAWS. Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Wells Fargo Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

    (n) LABOR. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

    (o)  WELLS FARGO BENEFIT PLANS.

        (i) For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in
    Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

        (ii) No Wells Fargo Plan is a "multiemployer plan" within the meaning of
    Section 3(37) of ERISA.

        (iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

        (iv) Except as set forth on Schedule 3(p)(iv), each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under
    Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under Section 501(a) of the Code.

        (v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

        (vi) With respect to each Wells Fargo Plan that is subject to
    Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

        (vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

    (p) REGISTRATION STATEMENT, ETC. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or
(iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    (q) BROKERS AND FINDERS. Except for Credit Suisse First Boston, neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

    (r) NO DEFAULTS. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

    (s) ENVIRONMENTAL LIABILITY. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge, neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

    (t) MERGER CO. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, the execution, delivery and performance by Merger Co. of the Merger Agreement will have been duly authorized by Merger Co.'s Board of Directors and stockholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms.

    4. COVENANTS OF COMPANY. Company covenants and agrees with Wells Fargo as follows:

    (a) AFFIRMATIVE COVENANTS. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Wells Fargo (which consent requirement shall be deemed to be waived as to any loan approval request to which Wells Fargo has made no response by the end of the third business day following the day of receipt of the request by a representative designated by Wells Fargo in writing), (A) make any loan or extension of credit aggregating an amount equal to or in excess of $1,000,000 to a person or entity that is not a borrower as of the date hereof, or (B) make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower who has aggregate extensions of credit in excess of $1,000,000 if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $2,500,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and each Company Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Company and the Company Subsidiaries taken as a whole; and permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

    (b) NEGATIVE COVENANTS. Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company and each Company Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that Company may issue shares of Company Common Stock upon the exercise of the option granted under the Stock Option Agreement or upon the exercise of outstanding stock options described in Schedule 4(b); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $50,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business of Treasury securities only for terms of up to two years and in amounts of $100,000,000 or less; amend or terminate any Plan except as required by law or by paragraph 4(j) hereof; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (A) Company may declare and pay dividends on Company Preferred Stock and on Company Common Stock, in accordance with applicable law and regulation and consistent with past practice, out of the net earnings of Company between the date hereof and the Effective Date of the Merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed an annualized rate of $0.56 PROVIDED, HOWEVER, that the stockholders of Company shall be entitled to a dividend on Company Common Stock or Wells Fargo Common Stock, but not both, in the calendar quarter in which the Closing shall occur, and (B) any dividend declared by a Company Subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Company Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

    (c) STOCKHOLDER MEETING. The Board of Directors of Company will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement, a meeting of its stockholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Company will
(i) cause proper notice of such meeting to be given to its stockholders in compliance with the Delaware General Corporation Law and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and
(iii) use its best efforts to solicit from its stockholders proxies in favor thereof.

    (d) INFORMATION FURNISHED BY COMPANY. Company will furnish or cause to be furnished to Wells Fargo all the information concerning Company and the Company Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Deloitte & Touche LLP to use such opinion in such Registration Statement.

    (e) APPROVALS. Company will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

    (f) DELIVERY OF CLOSING DOCUMENTS. Company will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

    (g) CONFIDENTIAL INFORMATION. Company will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information was previously known to Company, in the public domain, or later acquired by Company from other sources not known to Company to be subject to a confidentiality obligation to Wells Fargo) and, upon request, all such documents and any copies thereof and all documents prepared by Company that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that Company is required to retain.

    (h) COMPETING TRANSACTIONS. Neither Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Company or any Company Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Company or any Company Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or any Company Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Company or any Company Subsidiary concerning any of the foregoing, Company or such Company Subsidiary will promptly disclose such offer or inquiry to Wells Fargo.

    (i) PUBLIC DISCLOSURE. Company shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

    (j) BENEFIT PLANS. Company and each Company Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, and (ii) to submit an application to the Internal Revenue Service for a favorable determination letter for each of the Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

    (k) POOLING OF INTERESTS. Neither Company nor any Company Subsidiary shall take any action which with respect to Company would disqualify the Merger as a "pooling of interests" for accounting purposes.

    (l) AFFILIATE LETTERS. Company shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or stockholder of Company who may reasonably be deemed an "affiliate" of Company within the meaning of such term as used in Rule 145 under the Securities Act.

    (m) COMFORT CERTIFICATE. Company shall furnish Wells Fargo with a certificate from the Chief Executive Officer and Chief Financial Officer of Company a letter, dated as of the effective date of the Registration Statement and updated through the Closing Date, in form and substance satisfactory to Wells Fargo, to the effect that:

        (i) the interim quarterly consolidated financial statements of Company included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited consolidated financial statements of Company;

        (ii) the amounts reported in the interim quarterly consolidated financial statements of Company agree with the general ledger of Company;

        (iii) the annual and quarterly consolidated financial statements of Company and the Company Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

        (iv) from the date of the most recent unaudited consolidated financial statements of Company and the Company Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement and to a date 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Company and the Company Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Company and the Company Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

        (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Company and the Company Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Wells Fargo, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Company and the Company Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Company included in the annual and quarterly consolidated financial statements, except as disclosed in such letters.

    (n) REDEMPTION OF PREFERRED STOCK. Immediately prior to the Effective Time of the Merger, Company shall redeem outstanding shares of Company Preferred Stock, in accordance with the terms of Company's amended certificate of incorporation, using Company's own funds.

    (o) REDEMPTION OF RIGHTS. Immediately prior to the Effective Date of the Merger, Company shall take such actions as may be necessary to redeem all rights outstanding under the Rights Plan, in accordance with the terms of the Rights Plan, at a cost of no more than $0.01 per right.

    5. COVENANTS OF WELLS FARGO. Wells Fargo covenants and agrees with Company as follows:

    (a) AFFIRMATIVE COVENANTS. From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

    (b) INFORMATION PROVIDED BY WELLS FARGO. Wells Fargo will furnish to Company all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the stockholders of Company, or in any statement or application made by Company to any governmental body in connection with the transactions contemplated by this Agreement.

    (c) REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the stockholders of Company pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company stockholders, at the time of the Company stockholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; PROVIDED, HOWEVER, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

    (d) STOCK EXCHANGE LISTINGS. Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

    (e) WELLS FARGO SHARES. The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the stockholders of Company pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said stockholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be delivered to the stockholders of Company pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

    (f) BLUE SKY APPROVALS. Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

    (g) APPROVALS. Wells Fargo will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company.

    (h) CONFIDENTIAL INFORMATION. Wells Fargo will hold in confidence all documents and information concerning Company and Company's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Company (except to the extent that such information was previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other sources not known to Wells Fargo to be subject to a confidentiality obligation to Company) and, upon request, all such documents and any copies thereof and all documents prepared by Wells Fargo that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that Wells Fargo is required to retain.

    (i) MERGER FILINGS. Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the Delaware General Corporation Law.

    (j) DELIVERY OF CLOSING DOCUMENTS. Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

    (k) PUBLIC DISCLOSURE. Wells Fargo shall consult with Company as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

    (l) NOTICE OF REGULATORY APPROVALS. Wells Fargo shall give Company notice of receipt of the regulatory approvals referred to in paragraph 7(e).

    (m) POOLING OF INTERESTS. Neither Wells Fargo nor any Wells Fargo Subsidiary shall take any action which with respect to Wells Fargo would disqualify the Merger as a "pooling of interests" for accounting purposes. Wells Fargo shall use its best efforts to obtain and deliver to Company, prior to the Effective Date of the Merger, signed representations from the directors and executive officers of Wells Fargo to the effect that, except for DE MINIMUS dispositions which will not disqualify the Merger as a pooling of interests, they will not dispose of shares of Wells Fargo or Company during the period commencing 30 days prior to the Effective Date and ending upon publication by Wells Fargo of financial results including at least 30 days of combined operations of Company and Wells Fargo.

    (n)  INDEMNIFICATION.

        (i) Following the Effective Date of the Merger, Wells Fargo shall indemnify, defend and hold harmless the present and former directors and officers of Company and the Company Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys'
    fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Company and the Company Subsidiaries are permitted to indemnify (and advance expenses to) their respective directors and officers under the laws of their respective jurisdictions of incorporation, their respective charters and their respective bylaws;

        (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(n)(i), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Wells Fargo thereof; provided that the failure to so notify shall not affect the obligations of Wells Fargo under paragraph 5(n)(i) unless and to the extent that Wells Fargo is actually and materially prejudiced as result of such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger),
    (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified

    Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; PROVIDED, HOWEVER, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter;

        (iii) for a period of six years after the Effective Time of the Merger, Wells Fargo shall use its reasonable best efforts to provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of Company and the Company Subsidiaries (determined as of the Effective Time of the Merger) with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Effective Time of the Merger (including, without limitation, the transactions contemplated by this Agreement) which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Company;

        (iv) if Wells Fargo or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its properties and assets to any other entity, then and in each such case, Wells Fargo shall cause proper provision to be made so that the successors and assigns of Wells Fargo shall assume the obligations set forth in this paragraph 5(n); and

        (v) the provisions of this paragraph 5(n) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    6. CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY. The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Company:

    (a) REPRESENTATIONS AND WARRANTIES. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole as if made at the Time of Filing; PROVIDED, HOWEVER, that for purposes of this paragraph, such representations and warranties (other than the representations and warranties contained in paragraph 3(c), which shall be true and correct in all material respects) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations and warranties, will have a Material Adverse Effect on Company.

    (b) PERFORMANCE OF WELLS FARGO OBLIGATIONS. Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

    (c) WELLS FARGO COMPLIANCE CERTIFICATE. Company shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

    (d) STOCKHOLDER APPROVALS. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Certificate of Incorporation and the Delaware General Corporation Law.

    (e) GOVERNMENTAL APPROVALS. Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

    (f) NO RESTRAINING ORDER, ETC. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

    (g) SHARES AUTHORIZED FOR LISTING. The shares of Wells Fargo Common Stock to be delivered to the stockholders of Company pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

    (h) TAX OPINION. Company shall have received an opinion, dated the Closing Date, of Wachtell, Lipton, Rosen & Katz, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of Company Common Stock upon receipt of Wells Fargo Common Stock, except with respect to cash received in lieu of fractional shares;
(iii) the basis of the Wells Fargo Common Stock received by the stockholders of Company (including fractional shares deemed received and redeemed) will be the same as the basis of Company Common Stock exchanged therefor; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the stockholders of Company (including fractional shares deemed received and redeemed) will include the holding period of the Company Common Stock exchanged therefor, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger.

    (i) REGISTRATION STATEMENT EFFECTIVE; NO STOP ORDER, ETC.; BLUE SKY AUTHORIZATIONS RECEIVED. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

    (j) NO MATERIAL ADVERSE CHANGE. Since December 31, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on Wells Fargo.

    7. CONDITIONS PRECEDENT TO OBLIGATION OF WELLS FARGO. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

    (a) REPRESENTATIONS AND WARRANTIES. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Company and the Company Subsidiaries taken as a whole as if made at the Time of Filing; PROVIDED, HOWEVER, that for purposes of this paragraph, such representations and warranties (other than the representations and warranties contained in paragraph 2(c), which shall be true and correct in all material respects) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations and warranties, will have a Material Adverse Effect on Wells Fargo.

    (b) PERFORMANCE OF COMPANY OBLIGATIONS. Company shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

    (c) STOCKHOLDER APPROVALS. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Certificate of Incorporation and the Delaware General Corporation Law.

    (d) COMPANY'S COMPLIANCE CERTIFICATE. Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

    (e) GOVERNMENTAL APPROVALS. Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or any Company Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo. For purposes of this paragraph 7(e), a divestiture required as a condition to any regulatory approval shall not be deemed to be unreasonably burdensome if such divestiture is consistent with Department of Justice and Federal Reserve Board guidelines, policies, and practices regarding the merger of bank holding companies that have been used in transactions that have recently been reviewed prior to the date of this Agreement.

    (f) CONSENTS, AUTHORIZATIONS, ETC. OBTAINED. Company and each Company Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Company's or such Company Subsidiary's business required for the consummation of the Merger, and Company and each Company Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

    (g) NO RESTRAINING ORDER, ETC. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

    (h) POOLING OF INTERESTS OPINIONS. The Merger shall qualify as a "pooling of interests" for accounting purposes and Wells Fargo shall have received from KPMG and Deloitte & Touche LLP opinions to that effect.

    (i) NUMBER OF OUTSTANDING SHARES. At any time since the date hereof the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Wells Fargo, shall not have exceeded 210,00,000.

    (j) REGISTRATION STATEMENT EFFECTIVE; NO STOP ORDER, ETC.; BLUE SKY AUTHORIZATIONS RECEIVED. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

    (k)  [Intentionally left blank]

    (l)  [Intentionally left blank]

    (m)  [Intentionally left blank]

    (n) NO MATERIAL ADVERSE CHANGE. Since December 31, 1999 except as set forth in the Company 10-K, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on Company.

    (p) RESIGNATIONS. Company shall have delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

    (q) REDEMPTION OF PREFERRED STOCK. Company shall have taken all actions necessary to redeem the Company Preferred Stock, effective prior to the Effective Time of the Merger.

    (o) COMPANY RIGHTS PLAN. At the Effective Date of the Merger, there shall be no rights issuable or outstanding under the Rights Plan and all rights previously outstanding shall have been redeemed in accordance with the terms of the Rights Plan. No Person shall have become an Acquiring Person and the Separation Time shall not have occurred (as each of such terms is defined in the Rights Plan).

    8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Company or any Company Subsidiary as of the Effective Date of the Merger ("Company Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

    (a) EMPLOYEE WELFARE BENEFIT PLANS. Each Company Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans after taking into account paragraph 8(d) hereof, and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger (the "Benefits Conversion Date"), unless such date would occur on or after October 1, 2000, in which case the Benefits Conversion date would be January 1, 2001:

    Medical Plan

    Dental Plan

    Vision Plan

    Short Term Disability Plan

    Long Term Disability Plan

    Long Term Care Plan

    Flexible Benefits Plan

    Basic Group Life Insurance Plan

    Group Universal Life Insurance Plan

    Dependent Group Life Insurance Plan

    Business Travel Accident Insurance Plan

    Accidental Death and Dismemberment Plan

    Salary Continuation Pay Plan

    Paid Time Off Program

    (b) EMPLOYEE RETIREMENT BENEFIT PLANS. As of the Benefits Conversion Date, each Company Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the "401(k) Plan") and the Wells Fargo Cash Balance Plan (the "Cash Balance Plan"), subject to any eligibility requirements applicable to such plans after taking into account paragraph 8(d) hereof. As of the Benefits Conversion Date, each

Company Employee shall be eligible for access to Wells Fargo's retiree medical benefit program, subject to any eligibility requirements applicable to such benefit after taking into account paragraph 8(d) hereof.

    (c) CONTINUITY OF COVERAGE. It is intended that the transition from Company's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants or interruption in participation and without duplication of costs to Wells Fargo. Prior to the Benefits Conversion Date, the Company Plans as in effect of the date of this Agreement shall remain in effect with respect to the Company Employees.

    (d) SERVICE CREDIT; PRE-EXISTING CONDITIONS. From and after the Effective Date of the Merger, Wells Fargo shall, or shall cause the surviving corporation to, recognize the prior service with Company or the Company Subsidiaries (and any of their predecessor entities, to the extent such service was recognized by the Company or the Company Subsidiaries under any comparable Company Plan) of each Company Employee in connection with the Wells Fargo Plans in which such Company Employee is eligible to participate following the Benefits Conversion Date, including without limitation the 401(k) Plan and the Cash Balance Plan, for purposes of eligibility, vesting and levels of benefits, provided, that such crediting of service shall in no event result in the duplication of benefits with respect to the same period of service. From and after the Benefits Conversion Date, Wells Fargo shall, or shall cause the surviving corporation to,
(i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Wells Fargo to be waived with respect to the Company Employees and their eligible dependents (to the extent permitted to do so by the applicable insurance carrier) and (ii) give each Company Employee credit for the plan year in which the Benefits Conversion Date occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Benefits Conversion Date.

    (e) COMPANY SEVERANCE PLAN. Notwithstanding anything to the contrary contained in this Agreement, during the 18-month period following the Effective Date of the Merger, Wells Fargo shall, or shall cause the surviving corporation to, honor and continue the Company Severance Pay Plan (as amended and restated April 3, 2000, and further amended April 9, 2000) as in effect immediately prior to the Effective Date of the Merger; provided, however, that no Company Employee who is a participant in any Company severance or salary continuation plan or who has an employment agreement with the Company or any Company Subsidiary in each case that would provide such Company Employee with severance or salary continuation benefits after the Effective Date of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Plan, until such time as such Company Employee is no longer eligible or entitled to receive severance or salary continuation benefits under such Company plan or agreement.

    9.  TERMINATION OF AGREEMENT.

    (a) TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

        (i) Mutual Consent. At any time prior to the Effective Time of the Merger, by mutual consent of Company and Wells Fargo, if the board of directors of each so determines by vote of a majority of the members of its entire board.

        (ii) Breach. At any time prior to the Effective Time of the Merger, by Company or Wells Fargo, if its board of directors of so determines by vote of a majority of the members of its entire board, in the event of either:
    (A) a breach by the other party of any representation or warranty contained therein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach, or (B) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; provided that such breach under clause (A) or
    (B) would entitle the non-breaching party not to consummate the Merger under paragraphs 6 or 7 hereof.

        (iii) Delay. At any time prior to the Effective Time of the Merger, by Company or Wells Fargo, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by December 31, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this paragraph 9(a)(iii), which action or inaction is in violation of its obligations under this Agreement.

        (iv) No Approval. By Company or Wells Fargo, if its board of directors of so determines by vote of a majority of the members of its entire board, in the event that the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

    (b) EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this paragraph 9, no party to this Agreement shall have any liability or further obligation to the other party hereto except as set forth below and except that termination will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination and except that paragraphs 4(g), 5(h) and 10 shall survive any termination of this Agreement.

    10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Company Subsidiaries shall be borne by Company, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

    11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

    12. THIRD PARTY BENEFICIARIES. Except as otherwise provided in paragraph 5(n) hereof with respect to indemnification of directors and officers, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

    13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be
(i) delivered in person, or (ii) shall be mailed by first class registered or certified mail, postage prepaid, or (iii) shall be sent by facsimile, or
(iv) shall be sent by reputable overnight courier service addressed as follows:

           If to Wells Fargo:

                  Wells Fargo & Company
                  Sixth and Marquette
                  Minneapolis, Minnesota 55479
                  Attention: Corporate Secretary
                  Facsimile: (612) 667-6082

           If to Company:

                  First Security Corporation
                  79 South Main Street, Second Floor
                  Salt Lake City, Utah 84111
                  Attention: Spencer F. Eccles, Chairman & CEO
                  Facsimile: (801) 359-6928
           with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52(nd) Street
                  New York, NY 10019
                  Attention: Edward D. Herlihy
                  Facsimile: (212) 403-2000

or to such other address with respect to a party as such party shall notify the other in writing as above provided. Notice shall be effective upon receipt.

    14. COMPLETE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

    15. CAPTIONS. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of this Agreement or the Exhibits or Schedules.

    16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

    17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the stockholders of Company shall be made which changes in a manner adverse to such stockholders the consideration to be provided to said stockholders pursuant to this Agreement and the Merger Agreement.

    18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

    19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

    20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS FARGO & COMPANY                                   FIRST SECURITY CORPORATION
---------------------                          ---------------------------------------------
By:   /s/ Richard M. Kovacevich                By:   /s/ Spencer F. Eccles
     President and Chief Executive             Chairman and Chief Executive
     Officer                                   Officer

                           EXHIBIT A TO THE AGREEMENT AND PLAN OF REORGANIZATION

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                           FIRST SECURITY CORPORATION
                             a Delaware corporation
                          (the surviving corporation)
                                      AND
                          WELLS FARGO FSCO MERGER CO.
                             a Delaware corporation
                            (the merged corporation)

    This Agreement and Plan of Merger dated as of June 23, 2000, between FIRST SECURITY CORPORATION, a Delaware corporation (hereinafter sometimes called "Company" and sometimes called the "surviving corporation") and WELLS FARGO FSCO MERGER CO., a Delaware corporation ("Merger Co.") (said corporations being hereinafter sometimes referred to as the "constituent corporations"),

    WHEREAS, Merger Co., a wholly-owned subsidiary of Wells Fargo & Company, was incorporated by a Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on June 20, 2000, and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. Merger Co. has authorized capital stock of 10,000 shares of common stock having a par value of $1.25 per share ("Merger Co. Common Stock"), of which 800 shares were outstanding as of the date hereof; and

    WHEREAS, Company was incorporated by a Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on September 13, 1959 and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. Company has (i) 18,052 shares of Series A Preferred Stock authorized, of which as of the close of business on December 31, 1999, 8,596 shares were outstanding, and
(ii) 600,000,000 shares of Common Stock, par value $1.25 per share ("Company Common Stock") authorized, of which 195,971,330.59 shares were outstanding and 1,675,000 shares were held in the treasury as of December 31, 1999; and

    WHEREAS, Wells Fargo & Company and Company are parties to an Agreement and Plan of Reorganization dated as of April 9, 2000 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

    WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective stockholders of said corporations that said corporations merge and that Merger Co. be merged with and into Company, with Company continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Delaware General Corporation Law, which statute permits such merger; and

    WHEREAS, it is the intent of the parties to effect a merger which qualifies as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended;

    NOW, THEREFORE, the parties hereto, subject to the approval of the stockholders of Company, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Company pursuant to the laws of the State of Delaware, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Company, the mode of carrying said merger into effect, the manner and basis of exchanging the shares of Company Common Stock for shares of common stock of Wells Fargo of the par value of $1 2/3 per share ("Wells Fargo Common

Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

    FIRST: At the time of merger, Merger Co. shall be merged with and into Company, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be First Security Corporation.

    SECOND: The Certificate of Incorporation of Company at the time of merger shall be the Certificate of Incorporation of the surviving corporation until further amended according to law.

    THIRD: The By-Laws of Company at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

    FOURTH: The number of directors of the surviving corporation shall be three and the persons named below shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

    James R. Campbell
    Ross J. Kari
    Stanley S. Stroup

    FIFTH: The persons named below shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

    James R. Campbell                 President
    Laurel A. Holschuh                Executive Vice President
    Ross J. Kari                      Executive Vice President & Treasurer
    Heidi M. Dzieweczynski            Vice President
    Robert F. Goodsell                Vice President
    George W. Fehlhaber               Vice President
    Ginny Wahman Betzer               Vice President
    Les L. Quock                      Vice President
    Andres Diaz De Rivera             Vice President
    James E. Hanson                   Vice President
    Roger J. Saucerman                Vice President
    James A. Horton                   Vice President
    Michael E. Newburg                Vice President
    Robert S. Singley                 Vice President & Assistant Secretary
    Diana Lea-Kahle                   Secretary
    Rachelle M. Graham                Assistant Secretary
    Margaret M. Weber                 Assistant Secretary

    SIXTH: The manner and basis of converting the shares of Company Common Stock into cash or shares of Wells Fargo Common Stock shall be as follows:

        1. Each of the shares of Company Common Stock outstanding immediately prior to the time of merger shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into the right to receive 0.355 shares of Wells Fargo Common Stock.

        2. As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of Company Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate representing the number of whole shares of Wells Fargo Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Company Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for Company Common Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Wells Fargo Common Stock, if any, issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

        3. If between the date of the Reorganization Agreement and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Wells Fargo Common Stock, if any, into which a share of Company Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of Company Common Stock shall be converted will equal the number of shares of Wells Fargo Common Stock which the holders of shares of Company Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

        4. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange as reported by Bloomberg for each of the five (5) trading days immediately preceding the meeting of stockholders held to vote on the merger.

        5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for shares of the surviving corporation after the time of merger.

    SEVENTH: The merger provided for by this Agreement shall be effective as follows:

        1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Delaware; provided, however, that all of the following actions shall have been taken in the following order:

           a. This Agreement shall be approved and adopted on behalf of Merger Co. and Company in accordance with the Delaware General Corporation Law; and

           b. A certificate of merger (which may have this Agreement attached thereto) with respect to the merger, setting forth the information required by the Delaware General Corporation Law, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of Company and by the Secretary or an Assistant Secretary of Company, and shall be filed in the office of the

       Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

        2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

    EIGHTH: At the time of merger:

        1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Company shall continue as the surviving corporation.

        2. The merger shall have the other effects prescribed by Section 259 of the Delaware General Corporation Law.

    NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

        1. The registered office of the surviving corporation in the State of Delaware shall be 1013 Centre Road, Wilmington, Delaware 19805 and the name of the registered agent of Company at such address is Corporation Service Company.

        2. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Company and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

        3. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

        4. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

        5. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

        6. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Delaware, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the stockholders of either constituent corporation.

    IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                                  FIRST SECURITY CORPORATION
                                  By: /s/ Brad D. Hardy_________________________
                                  Its: Executive Vice President and Chief
                                  Financial Officer_____________________________
                                  WELLS FARGO FSCO MERGER CO.
                                  By: /s/ Laurel A. Holschuh____________________
                                  Its: Vice President___________________________

                           EXHIBIT B TO THE AGREEMENT AND PLAN OF REORGANIZATION

Wells Fargo & Company

Norwest Center

Sixth and Marquette

Minneapolis, MN 55479

Attention: Corporate Secretary

Gentlemen:

    I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of FIRST SECURITY CORPORATION, a Delaware corporation ("Company").

    Pursuant to an Agreement and Plan of Reorganization, dated as of April 9, 2000, (the "Reorganization Agreement"), between Company and Wells Fargo & Company, a Delaware corporation ("Wells Fargo") it is contemplated that a wholly-owned subsidiary of Wells Fargo will merge with and into Company (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, par value $1.25 per share, of Company ("Company Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), as more specifically set forth in the Reorganization Agreement.

    I hereby agree as follows:

    I will not offer to sell, transfer or otherwise dispose of any of the shares of Company Common Stock or Wells Fargo Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

    I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

    I will not sell, transfer or otherwise dispose of any Wells Fargo Common Stock or in any way reduce my risk relative to any shares of any Wells Fargo Common Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of Company and Wells Fargo have been published.

    I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

    Wells Fargo's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

    It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed thereunder) and Wells Fargo has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel acceptable to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required, and
(b) financial results covering at least 30 days of post-Merger combined operations have been published.

    I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Company Common Stock, Wells Fargo Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for Company.

                                        Sincerely,

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of April 9, 2000, between Wells Fargo & Company, a Delaware corporation ("GRANTEE"), and First Security Corporation, a Delaware corporation ("ISSUER") (this "Agreement" or "Stock Option Agreement").

                                    RECITALS

    A. MERGER AGREEMENT. Grantee and Issuer have entered into an Agreement and Plan of Reorganization, dated as of April 9, 2000 (the "MERGER AGREEMENT"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement; and

    B. OPTION. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor and in consideration for the option granted to Issuer by Grantee pursuant to an option agreement dated as of the date hereof, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "OPTION") to purchase, subject to the terms hereof, up to an aggregate of 41,551,200 fully paid and nonassessable shares of the common stock, par value $1.25 per share, of Issuer ("COMMON STOCK") at a price per share equal to the average of the last reported sale prices per share of Common Stock as reported on the NASDAQ National Market (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source) on April 7, 2000 and April 10, 2000; PROVIDED, HOWEVER, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in the second sentence of Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 9(a)(ii) of the Merger Agreement (a "LISTED TERMINATION"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "HOLDER" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger

Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 9(a)(ii) thereof. Anything to the contrary notwithstanding, at no point may the Option be exercised, as a whole or in part, to the extent that such exercise (or the acquisition of Option Shares thereunder) would, if it occurred on the date hereof, be inconsistent with any provision of the Merger Agreement.

    (c) The term "INITIAL TRIGGERING EVENT" shall mean any of the following events or transactions occurring on or after the date hereof:

        (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "ISSUER SUBSIDIARIES"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "PERSON" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "GRANTEE SUBSIDIARY") or the Board of Directors of Issuer (the "ISSUER BOARD") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "ACQUISITION TRANSACTION" shall mean
    (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, PROVIDED, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "SUBSIDIARY" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

        (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "BENEFICIAL OWNERSHIP" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

        (iii) The stockholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

        (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

        (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

        (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

        (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "SUBSEQUENT TRIGGERING EVENT" shall mean any of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "TRIGGERING EVENT"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "CLOSING DATE"); PROVIDED, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices, PROVIDED that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

        "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the

    Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 ACT") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "AGREEMENT" and "OPTION" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new

Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the second sentence of this Section 5), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("OPTION SHARES") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33 1/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

    7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "OPTION REPURCHASE PRICE") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "OWNER"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "OPTION SHARE REPURCHASE PRICE") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "MARKET/OFFER PRICE" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Holder shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five
(5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

    (d) For purposes of this Agreement, a "REPURCHASE EVENT" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

        (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

        (ii) the consummation of any Acquisition Transaction described in
    Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 25%.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (i) "ACQUIRING CORPORATION" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
    (ii) the acquiring person in a plan of exchange in which Issuer is acquired,
    (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of any Issuer Subsidiary).

        (ii) "SUBSTITUTE COMMON STOCK" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

        (iii) "ASSIGNED VALUE" shall mean the market/offer price, as defined in
    Section 7.

        (iv) "AVERAGE PRICE" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "SUBSTITUTE OPTION ISSUER") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

    (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "SUBSTITUTE OPTION HOLDER"), the issuer of the Substitute Option (the "SUBSTITUTE OPTION ISSUER") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "SUBSTITUTE OPTION REPURCHASE PRICE") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "SUBSTITUTE SHARE OWNER") of shares of Substitute Common Stock (the "SUBSTITUTE SHARES"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "SUBSTITUTE SHARE REPURCHASE PRICE") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "HIGHEST CLOSING PRICE" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (c) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

    10. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

    11. (a) Issuer hereby represents and warrants to Grantee as follows:

        (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    (b) Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

    (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

    12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; PROVIDED, HOWEVER, that until the date fifteen (15) days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

    13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "SURRENDER PRICE" shall be equal to $100 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

    (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

    (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five (5) business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall
(A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six
(6) months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

    15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

    16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal law are applicable).

    19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS FARGO & COMPANY                            FIRST SECURITY CORPORATION

        /s/ RICHARD M. KOVACEVICH                        /s/ SPENCER F. ECCLES
        ----------------------------                     ----------------------------
By:                                              By:

        President and Chief Executive Officer            Chairman and Chief Executive Officer
Title:                                           Title:
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                            [Stock Option Agreement]

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                                                                      APPENDIX C

June 26, 2000

Board of Directors
First Security Corporation
79 S. Main Street
Salt Lake City, Utah 84111

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of First Security Corporation (the "Company") of the Exchange Ratio (as defined below) in connection with the proposed merger (the
"Merger") of the Company with Wells Fargo & Company ("Wells Fargo"). Pursuant to the Agreement and Plan of Reorganization, dated as of April 9, 2000 (the
"Agreement"), by and between the Company and Wells Fargo, a wholly-owned subsidiary of Wells Fargo will merge with and into the Company, with the result that the Company will become a wholly-owned subsidiary of Wells Fargo and each share of common stock, par value $1.25 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (the "Company
Common Stock") will be converted into the right to receive 0.355 of a share (the
"Exchange Ratio") of common stock, par value $1 2/3 per share, of Wells Fargo
(the "Wells Fargo Common Stock").

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the Proxy
Statement-Prospectus of the Company and Wells Fargo relating to the Merger;
(iii) certain publicly available information concerning the businesses of the Company and Wells Fargo and of certain other companies engaged in businesses comparable to those of the Company and Wells Fargo, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and Wells Fargo and the consideration received for such companies;
(v) current and historical market prices of the Company Common Stock and the Wells Fargo Common Stock; (vi) the audited financial statements of the Company for the fiscal years ended December 31, 1995, 1996, 1997, 1998 and 1999, the audited financial statements of Wells Fargo for the fiscal years ended
December 31, 1998 and 1999, and the unaudited financial statements of the Company and Wells Fargo for the period ended March 31, 2000; (vii) certain other communications from the Company to its stockholders, including communications
(and related documents) relating to the proposed merger with Zions
Bancorporation which was terminated on April 1, 2000; (viii) certain internal financial analyses and forecasts prepared by the Company and its management;
(ix) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company and Wells Fargo with respect to certain aspects of the Merger, the past and current business operations of the Company and Wells Fargo, the financial condition and future prospects and operations of the Company and Wells
Fargo, the effects of the Merger on the financial condition and future prospects of the Company and Wells Fargo, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and Wells Fargo or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. We have not been requested to review individual credit files or make any independent assessment as to the future performance or non-performance of the Company's or Wells Fargo's assets. We have assumed that current allowances and reserves for loan losses for both the Company and Wells Fargo are sufficient to cover all such losses. In relying on financial analyses and forecasts

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provided or confirmed to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Wells Fargo to which such analyses or forecasts relate. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the other transactions contemplated by the Agreement and the Proxy Statement-Prospectus, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company or Wells Fargo. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.
We are expressing no opinion herein as to the price at which the Wells Fargo
Common Stock will trade at any future time. In providing financial advisory services to the Company relative to the proposed Merger, we were not requested to, and did not, solicit third party indications of interest in acquiring all or any portion of the Company.

We have acted as financial advisor to the Company with respect to the proposed
Merger and will receive a fee from the Company for our services which is contingent upon the consummation of the Merger and is net of the $250,000 engagement fee we received in connection with the financial advice we provided to the Company relative to its proposed merger with Zions Bancorporation, which transaction was terminated on April 1, 2000.

In the past, J.P. Morgan Securities Inc. and its affiliates have provided financial advisory, capital markets and commercial banking services to the Company, for which they have received customary fees. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company or Wells Fargo for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Company's stockholders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,
/s/ J.P. Morgan Securities Inc.

J.P. MORGAN SECURITIES INC.

MD CEN 106121

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